                  EMPLOYMENT AGREEMENT
              (Personal Service Agreement)
                          AND
                  COVENANT NOT TO COMPETE

THIS AGREEMENT is made and entered into this 31st day of March, 1996, by and between CASINOVATIONS INCORPORATED, a Washington corporation (hereinafter referred to as "Employer and/or "Corporation" and/or "Company") and RANDY D. SINES, a resident of Washington, (hereinafter referred to as "Employee" and/or Individual).

WHEREAS, Corporation is engaged in the rendering of services related to the invention, development, marketing, and manufacturing of gaming and gaming related products, and other related services and areas to come before the Corporation;

WHEREAS, Corporation desires to employ Employee upon the terms and conditions hereinafter set forth, and Employee desires to accept such employment; and

WHEREAS, the Employee entered into a Funding Agreement as of January
15, 1996 with various parties (to include Sharps International Limited Partnership) and such Funding Agreement provided Employee enter into this Personal Service Agreement;

Now, Therefore, IT IS AGREED for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as follows:

1. Purpose and Employment. The purpose of this agreement is to define the relationship between Corporation as an employer of Employee and Employee as an employee of Corporation. hereby employs Employee and Employee hereby accepts employment by Corporation upon the terms and conditions as set forth herein.

2. Duties. Corporation hereby employs, engages, and hires Employee as employee to provide a multitude of services on behalf of Corporation to include but not be limited to the inventing, developing, conceptualizing, marketing, manufacturing, and licensing of gaming and gaming related products and services. Employee may also be an officer and/or a director of Corporation. Employee will carry out the policies and procedures relating to such employment as such policies and procedures are formulated by Corporations shareholders, Board of Directors and Officers. Employee hereby accepts and agrees to such hiring, engagement and employment subject to the general supervision, orders, advice and direction of Corporation. Employee shall perform such duties as are customarily performed by one holding such position in the same or similar businesses or enterprises as that engaged in by Corporation, and shall additionally render such other related and unrelated services and duties as may be reasonably assigned to Employee from time to time by Corporation. Employee agrees that Employee will, at all times, faithfully, industriously and to the best of Employee's ability, experience and talents perform all of the duties which may be reasonably required of and from Employee pursuant to the express and implicit terms of this agreement and to the reasonable satisfaction of Corporation. Such duties shall be rendered in the States of Washington and Nevada and such other place or places as Corporation shall, in good faith, require or as the interests, needs, businesses or opportunities of Corporation shall require. Employee shall furnish the hours Employee, in Employee's sole discretion, deems necessary for the fulfillment of Employee's obligations hereunder and the rendering services on behalf of Corporation in furtherance of its best interests.

3. Term. The term of employment under this agreement shall be from January 15, 1996 and ending at such time as this Agreement is terminated as hereinafter provided.

4. Compensation. Except as provided in paragraph B. below, Corporation shall pay to Employee and Employee shall accept from Corporation, in full payment for Employee's services, compensation at the rate of Ten Thousand and no/100 Dollars ('10,000.00) per month for full time employment; or a pro rata share of Ten Thousand and no/100 Dollars ($10,000.00) per month in the event Employee provides services to any other entity(ies), to include Employee's own businesses.

5. Fringe Benefits. Employee shall be entitled to participate with all other employees of Corporation in all Employee group fringe benefits which may be authorized and adopted from time to time by the Board of Directors of Corporation.

6. Working Facilities and Expenses. Employee is encouraged and expected, from time to time, to incur reasonable expenses for the promotion of the business of Corporation, including expenses for an automobile and transportation, home telephone, maintaining necessary facilities for consultation with Corporation's clients in Employee's home, social and civic membership and participation, entertainment, travel and similar items. Corporation shall solely at the discretion of the Board of Directors, reimburse Employee for any such legitimate, ordinary, customarily and necessary expenses upon documentation by Employee pursuant to the provisions of internal Revenue Code Section 274(d).

7.	Meetings and Seminars.  Employee is encouraged and expected, at such
time or times as may be approved by Corporation's Board of Directors, to attend business seminars, meetings and conventions and business education courses and to freely participate in organized business activities.

	The cost of travel, tuition or registration and food and lodging for attending such activities shall be paid by Employee. However, because of unusual circumstances, the Board of Directors of Corporation may determine that the costs of Employee's attendance at business seminars, meetings and conventions should be authorized as an expense of Corporation. Should any such additional expense of attendance be so authorized, Employee shall be reimbursed therefor upon presentation to Corporation of an itemized expense voucher that complies with Corporation policy and Internal Revenue Code requirements for adequate documentation of expenses.

8.	Termination.  This Agreement is for a two (2) year period effective as of January 15, 1996 and is subject to automatic renewals for consecutive two (2) year terms thereafter unless and until Corporation and/or Employee
gives written notice of non-renewal	at least sixty (60) days prior to
expiration of then current term, further subject to earlier termination as provided herein. Except as provided below, in the event of termination, Corporation shall only be obligated to continue to pay Employee the salary due Employee under this agreement up to the termination date. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of Employee's pending work on behalf of Corporation and to the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Board of Directors of Corporation. Such termination shall not affect any liability or other obligation which may have accrued prior to such termination, including but not limited to any liability for loss or damage on account of default. Employee shall not be entitled to retain or copy any corporate information or documents in the event of termination and Employee shall remain bound by the other terms and conditions of this Agreement to include paragraphs 14. through 18.

The Corporation may terminate this Agreement for Adequate Cause (defined below) immediately upon giving written notice to the Individual. If terminated for Adequate Cause, the Corporation's compensation obligations shall terminate upon the last day of the employment relationship as specified in the termination notice.

The Corporation may also terminate this Agreement without Adequate Cause, but in such event (other than Disassociation, defined below), the Corporation shall be obligated to pay Employee compensation for a period equal to the longer of six (6) months or the balance of the then current term of this Agreement, at a monthly rate equal to the average monthly compensation paid by the Company to the Employee during the six (6) month period immediately preceding the month in which termination occurs. Notwithstanding the preceding sentence, in the case of a Mandatory Disassociation (defined below), Employee shall be entitled to compensation at the rate determined in accordance with the preceding sentence for a period of six (6) months following the termination. As used herein, the term "Mandatory Disassociation" means a termination of Employee by the Company as a result of any circumstance in which, in the reasonable opinion of counsel to the Corporation and after giving effect to paragraph 19 below, the continuation of this Agreement would render the Corporation unable to obtain any material gaming or other license, franchise, permit or approval required for the Corporation to sell, lease, license and distribute its products and otherwise engage in its business activities.

As used herein, the term "Adequate Cause" means and includes any of the following:
	a.	Employee's failure or refusal to carry out the reasonable
directions of the Board of Directors of Corporation, provided that the directions are reasonably consistent with the normal duties performed by Employee, which failure or refusal continues for thirty (30 days) after the Employee's receipt or written notice thereof;
	b.	Employee's willful failure or refusal to comply in any
material respect with the reasonable policies and procedures of the Corporation as in effect from time to time, which failure or refusal continues for thirty (30) days after Employee's receipt of written notice thereof;
	c.	Employee's breach of this Agreement, including but not
limited to, his failure, inability, or refusal in any material respect to perform his or her duties in accordance with this Agreement, which breach remains uncured for thirty (30) days after Employee's receipt of written notice of the breach; or
	d. Any deceptive, fraudulent, dishonest or illegal act (or failure to act) or breach of fiduciary duty by the Employee with respect to Corporation or with respect to Sharps International Limited Partnership, a Nevada limited partnership.
	In addition to the Corporation's rights of termination, the
Employee
may terminate this Agreement voluntarily upon giving at least sixty (60)
days
prior written notice to Corporation and Employee's compensation shall cease
on termination date.	In addition, after notice of termination has been
given, or prior to such time in the event Employee has decided to terminate
his employment	with Employer but not yet notified Employer, Employee
agrees	that he will not:
	(a).	Make any statement or perform any act intended to advance
an interest of any existing or prospective competitor of Employer in any way that will, or may, injure an interest of Employer in its relationship and dealings with existing or potential customers and clients, or solicit or encourage any other employee of Employer to do any act that is disloyal to Employer, or inconsistent with Employer's interests, or in violation of any provision of this Agreement;
	(b)	Discuss with any other employee the formation or operation
	of any business intended to compete with Employer, or the possible future employment of such other Employee by any such business, if Employee has or expects to acquire a proprietary interest in such business, or is or expects to be made an officer or director of such business;
	(c)	Inform any existing or potential customer of Employer that
Employee intends to resign, or make any statement	or do any act intended
to cause any existing or potential customer of Employer to learn of
Employee's intention to resign, or to terminate his employment, whether voluntarily or involuntarily, without having first given a corporate officer of Employer at least ten (10) days notice, in writing, of such intention,
and
the names of each representative of an existing or potential customer whom Employer intends to inform or cause to be informed of such intention, and having gained written approval for such contact in advance; and
	(d)	Discuss with an existing or potential customer of
Employer,
the present or future availability of services or products by a business, if Employee has or expects to acquire a proprietary interest in such business, or such services or products are competitive with services or products which Employer provides.

On or before the effective date of termination of employment with Employer, Employee shall tender his resignation as an officer and director of that company if he is then serving in that capacity. In addition, in the event Employee gives notice of termination, such notice shall also include his tender of resignation as an officer and director of the Corporation.
	9.	Notices.  Any and all notices required or permitted to be
given under this Agreement shall be sufficient if furnished in writing and sent by registered or certified mail to the last known residence of Employee or to the principal office of Corporation.
	10.	Choice of Law and Venue.  This agreement shall be
interpreted, construed and governed according to the laws of the State of Washington, and venue shall be in Spokane County, State of Washington.
	11.	Captions.  Headings used in this Agreement are solely for
convenience and shall not affect or be used in connection with the interpretation of this Agreement.
	12.	Internal Revenue Code References.  Whenever reference is
made herein to the Internal Revenue Code or any section thereof, such reference shall be construed to mean the Internal Revenue Code of 1986 as amended, or such section thereof as the case may be as heretofore or hereafter amended, supplemented or superseded by subsequent laws of similar effect.
	13.	Amendments.  Except as otherwise provided herein, no
amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.
	14.	Non-Competition.  In consideration of the compensation and
other benefits to be paid to the Employee under this Agreement and other additional valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in view of the unique value to Corporation of the services of Employee and the confidential information obtained by or disclosed to Employee pursuant to the employment relationship embodied herein, for and in additional consideration of One Hundred and no/100 Dollars
($100.00), which is payable within ninety (90) days of termination of employment and additional valuable consideration (such additional consideration acknowledged by Corporation and Employee as including but not limited to Employee's employment and Employee's continued employment), the Employee agrees that, beginning on the data of this agreement and continuing for two (2) years after the date which is the later of (a) the termination of the Employee's employment with the Corporation (including any period of this Employee's continued employment or engagement as an employee or consultant following expiration of the term of this Agreement) (the "Termination Date") he shall not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, member, consultant or partner, or as a stockholder or equity owner of any corporation or any other entity (except that he may own securities constituting less than five percent (5%) of any class of securities of a public company) , or member of any firm or otherwise, (a) engage or attempt to engage, in the Restricted Territory (as hereinafter defined) , in the business (as hereinafter defined) or any other business or activity which is the same as, substantially similar to or directly or indirectly competitive with the business conducted by the corporation at the Employee's termination date,

(b) employ or solicit the employment of any person who is employed by the Corporation at the Employee's termination date or at any time during the six-
month period preceding the Employee's termination date, (c) canvass or solicit business in competition with the business conducted by the Corporation immediately prior to the termination date from any person or entity who during the six-month period preceding the termination date shall have been a customer or client of the Corporation, or from any person or entity which the Employee has reason to believe might thereafter become a customer or client of the Corporation as a result of marketing, contacts or other facts and circumstances of which the Employee is aware, (d) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Corporation or (e) disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Corporation and any supplier who during the six-month period preceding the termination date shall have supplied components, materials or services to the Corporation. For purposes of this Agreement, the term Restricted Territory shall mean anywhere in the world. Business is defined as the inventing, developing, marketing, sales, and manufacture of gaming and gaming related products and services and any other lawful business activity engaged in by the Corporation on the termination date.
	Notwithstanding the foregoing, the restrictions imposed by this
Section 14. or Sections 15. through 17. hereof shall not in any manner be construed to prohibit, directly or indirectly, the Employee from serving as an employee of the Corporation in accordance with the terms and conditions of this Agreement.
	15.	Confidential Information.  Employee shall take all
reasonable precautions to safeguard the confidential nature of all confidential information of or belonging to the Corporation and its Affiliates and shall take any other precautions with respect thereto which the Corporations in its sole discretion, may reasonably request. For purposes of this Agreement, "confidential information" shall mean all information pertaining to the business and operations of the Corporation and its Affiliates which is not generally available to the public and which the Corporation desires to keep confidential, including, but not limited to, trade secrets, proprietary rights and information, technology, concepts, inventions, ideas, financial information, developments, information as to customers and customer lists, sales and marketing information, information as to suppliers, manufacturing, production and pricing information, information as to business methods, practices and strategies, and all documents, electronic records and other tangible items relating to or containing any such information.
	16.	Personal Property.  The Employee agrees that the
Corporation shall own all right, title, and interest in and to all developments and confidential information the Employee receives, invents, conceives, or develops, either alone or with others, during the term of his employment hereunder. Without limiting the generality of the foregoing, all notes, notebooks, memoranda, working papers, graphs, charts, pictures, data, drawing, documents and all other items containing or relating in any way to confidential information made, compiled or obtained by the Employee, and all copies thereat, together with all rights associated with ownership of such items (such as copyright, patent, trade secret and other proprietary rights) shall become the property of the Corporation when so made, compiled or obtained, whether or not delivered to the Corporation, and shall be held by the Employee in trust for the Corporation and shall be delivered to the Corporation upon request and, in any event, upon termination of the Employee's employment hereunder.
	17.	Developments.
	(a)	The Employee agrees to immediately communicate to the
Board
of Directors of the Corporation or to such other individual the Board of Directors may designate, a full and complete disclosure of each Development (as defined in subsection (e) below) conceived, made, or otherwise developed by the Employee prior to December 31, 1992 during the term of his employment hereunder and during the two (2) year covenant period per paragraph 14., whether solely or jointly with others, and whether or not while actually engaged in performing work for the Corporation.
	(b)	The Employee agrees to assign and transfer to the
Corporation, without any separate remuneration or compensation, his entire right, title and interest in and to all Developments and any United States and foreign patent, copyright and any other proprietary rights in and respect to all such Developments, conceived, made or otherwise developed by the Employee after December 31, 1992 and during the term of his employment hereunder, whether a full or partial interest, and whether or not while engaged in performing work for the Corporation. The Employee understands and agrees that the Corporation will determine, in its sole and absolute discretion, whether an application for a copyright, patent or other proprietary right registration will be filed on the Employee's Development and whether any such application will be abandoned prior to issuance of a patent, copyright or other proprietary right registration.

	(c)	The Employee shall take such action including, but not
limited to, execution, acknowledgment, delivery and assistance in preparation of documentation as may reasonably be requested by the Corporation for the Implementation or continuing performance of subsection 17. (b) of this Agreement. Without limiting the generality of the foregoing, the Employee shall execute, acknowledge, deliver and assist in preparing such instrument of conveyance, patent or copyright application, or assignment or further assurance as the Corporation may reasonably request, to evidence, transfer, vest and confirm the right, title and interest transferred or granted or to be transferred or granted to the Corporation under subsection 17. (b) of this
Agreement. The Employee shall not contest the validity of any patent, copyright or other proprietary right, either United States or foreign, which is transferred, conveyed, granted, vested or otherwise assured to the Corporation for concepts or inventions conceived or invented after December

31, 1992, or while an Employee, to which the Employee made any contribution or in which the Employee participated in any way, and shall not assist any other party in any way to contest the validity of such patent, copyright, or proprietary right.
	(d)	The Employee has prepared and attached hereto as Exhibit
"A" a list of all inventions, developments, patent applications and patents that were made, developed, conceived or first reduced to practice by the Employee prior to December 31, 1992 and the commencement of the term of his employment hereunder that are subject to prior agreements or that the Employee desires to exclude from this Agreement. If no such list is attached, the Employee represents and warrants that there are no such inventions, developments, patent applications or patents.
	(e)	"Developments" means (1) any invention, discovery, concept
or idea, whether or not patentable; (2) any writing, drawing, design or other
creative expression, whether or not copyright or trademark applications are filed thereon; (3) any computer program, discovery, idea, device, process, design, development, improvement, conception, concept, application, technique or know-how; or (4) any other invention, whether patentable or copyrightable,
and whether or not reduced to practice, and, with respect to all of items
(1)
through (4) of this subsection (e) , that is (a) within the scope of the Corporation's business, research or investigation; (b) results from or is suggested by any work performed by the Employee for Corporation and related to the business of the Employee's employment with the Corporation or under the Employee's direction, whether or not it is made or discovered, conceived, made or discovered during normal working hours or on the premises of the Corporation; or (c) results from the use of the Corporation's facilities, equipment, property, or other assets. Developments shall include, but not be limited to articles, processes, methods, formulas, systems, computer source codes and techniques as well as improvements thereof and know-how related thereto. All developments are the property of the Corporation with the exception of the "Literary Rights" as defined in Section
19.
	18.	Equitable Remedies.  The Employee represents and warrants
that he has had an opportunity to consult with his attorney regarding this Agreement, has thoroughly and completely reviewed Agreement with his attorney, and fully understands the hereof. Furthermore, the Employee (a) acknowledges that a remedy at law for his failure to comply with Sections 14., 15.,16 and 17 of this Agreement may be inadequate; and (b) consents to the Corporation obtaining from a court having jurisdiction specific performance, an injunction, a restraining order or any equitable relief in order to enforce any such provision. The right to obtain such equitable relief shall be in addition to any remedy to which the Corporation is entitled under applicable law (including, but not limited to, monetary damages). The Parties acknowledge that Douglas J. Brajcich, P.C. is attorney only for the Corporation and not for Employee and Employee has been advised to consult independent legal counsel and has had sufficient time to do so.
	19.	Transfers.  Employee hereby transfers to the Corporation,
without additional compensation, royalty or other consideration, full ownership of any inventions, ideas, or other intellectual property (other than the Literary Rights) heretofore developed by the Employee and/or Sines-Forte, a Nevada partnership, or hereafter developed by Employee while employed or retained by the Corporation that (a) relate to the present or future business of the Corporation or (b) are developed on the Corporation's premises or using the facilities, property or the assets of the Corporation.
	The transfers herein shall not be deemed to restrict the ability of Employee to write or develop articles, books, movie scripts, motion pictures, sound recordings or other literary works about the Inventions transferred to Corporation by Employee and future Corporation Inventions or the story behind the development thereof, including any copyrights therein (collectively the "Literary Rights") ; provided, however, exercise of such rights shall not involve disclosure of confidential information of Corporation which may have commercial value to the business of Corporation or its successors.
	The Employee agrees to timely take all actions and execute all documents to transfer all right, title, and interest to Corporation in all gaming and other inventions, licenses, developments, franchises, permits and approvals required for the Company to sell, lease, license and distribute its products and otherwise engage in its business activities.
	20.	Restrictions.  In the event any provision of Paragraphs 14
and 15 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas as such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.
	21.	Burden and Benefit.  This agreement shall be binding upon
and inure to the benefit of Employee and Corporation and their respective successors, heirs, and assigns.
	22.	Survival of Covenants.  The covenants and provisions of
this Agreement shall survive the termination of the employment relationship embodied herein.
	23.	Schedules and Exhibits.  All schedules and exhibits
attached to this Agreement shall be deemed part of this Agreement and incorporated herein where applicable, as if fully set forth herein.
	24.	Interpretation.  This Agreement is the product of
negotiation and amendment, and shall not be interpreted particularly for or against either party because that party's legal representative drafted this Agreement or a portion of it.

	25.	Timely Compensation.  In the event the compensation due
Employee by Employer is not timely made, Employee shall be entitled to interest, along with all Employee's other rights and remedies available, at the rate of nine and one-half percent (9 1/2%) per annum.
	26.	Funding Agreement.  Incorporated by reference as Exhibit
"B" is a Funding Agreement dated January 15, 1996 by and among Richard S. Huson, an individual, Sharps International Limited Partnership, Nevada limited partnership, Randy D. Sines, an individual, Cheryl L. Forte an individual, Sines-Forte Partnership, a Nevada general partnership, and Steven
L. Forte, an individual. Said Exhibit "B" sets forth terms and conditions not otherwise provided for in this Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

"CORPORATION"
CASINOVATIONS INCORPORATED
a Washington corporation
By:  Randy D. Sines, President

"EMPLOYEE"
By:  Randy D. Sines

FUNDING AGREEMENT

THIS FUNDING AGREEMENT is entered into as of the 15th day of January, 1996, by and among RICHARD S. HUSON, an individual ("Huson"), SHARPS INTERNATIONAL LIMITED PARTNERSHIP, a Nevada limited partnership ("Sharps"), RANDY D. Sines, an individual ("Sines"), CHERYL L. FORTE, an individual ("Forte"), SINES FORTE PARTNERSHIP, a Nevada general partnership consisting of Sines and Forte (the "Partnership") and, solely for purposes of Sections 4 and 5 below, STEVEN L. FORTE.

RECITALS:

Huson, Sines, and Forte each own a significant percentage of the outstanding partnership interests ("Units") in Sharps;

The Partnership licenses certain inventions, ideas, patents, trademarks and other intellectual property to Sharps,

Huson wishes to purchase from Sines and -Forte some of their limited partnership Units and acquire from them an option to purchase additional limited partnership Units, and Sines and Forte wish to sell such Units and provide such an option to Huson;

Sharps has requested a loan from Huson, and Huson is willing to make such a loan on certain terms and conditions, including certain modifications of the Partnership's licensing arrangements with Sharps, and the Partnership is willing to commit to such modifications.

The parties wish to clarify prior agreements and understandings and make certain additional agreements concerning the reorganization of Sharps' business.

In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

AGREEMENT:

SECTION 1. PURCHASE OF PARTNERSHIP UNITS AND RELATED MATTERS

1.1 Purchase of Partnership Units. Subject to the terms and conditions set forth herein, Sines and Forte (collectively the "Sellers") hereby sell to Huson and Huson hereby purchases from the Sellers a total of 42 limited partnership Units, 21 from Sines and 21 from Forte (the 'Transferred Units"). The transfer of the Transferred Units shall be duly reflected on Sharps' books and records as provided in the Sharps International Limited Partnership Agreement ("Sharps Partnership Agreement").

1.2 Purchase Price. Subject to the adjustments listed in Section 1.4, Huson will pay to the Sellers an aggregate amount equal to Two Hundred Sixty Five Thousand and No/100 Dollars ($265,000.00) (the
"Purchase Price") for the Units.

1.3 Payment of Purchase Price. The Purchase Price will be paid to the Sellers as follows.

1.3.1 Upon execution of this Agreement, Huson shall deliver a check to
Sellers in  the amount of ONE HUNDRED THOUSAND AND No/100 DOLLARS
($100,000.00) payable to Sellers; and

1.3.2 Upon execution of this Agreement, Huson and his wife shall execute and deliver to Sellers a promissory note in the form attached hereto as Exhibit A (the "Purchase Price Promissory
Note").

1.4 Adjustments to Purchase Price. Upon complete repayment of the Loan to
Sharps (as defined and described in Section 2), and if one of the two contingencies listed below is met by July 15, 1996, the Purchase Price shall be increased to THREE HUNDRED NINETY SEVEN THOUSAND FIVE HUNDRED DOLLARS ($397,500.00). The contingencies are:

1.4.1 (a) (i) The "Random Ejection Card Shuffler" product shall be licensed by Sharps to Shufflemaster, Inc. substantially pursuant to the terms of the draft agreement attached hereto as Exhibit B, or
(ii) Sharps' products shall be licensed or sold to a third party pursuant to an agreement which provides for a payment to Sharps concurrently with the execution of such agreement of at least $1,000,000 in cash or cash equivalents, which payment shall not be subject to any contractual right of offset, cancellation, rescission, return or other condition, and (b) a minimum of ONE MILLION FIVE HUNDRED THOUSAND AND No/100 DOLLARS ($1,500,000.00) in cash or cash equivalents shall be received by Sharps from investors who have purchased Units in Sharps after the date of this Agreement at a minimum amount of $9,456 per Unit. If, pursuant to Section 5, the Reorganization described therein has then been completed, clause (b) of the preceding sentence shall be deemed to require that any shares of Casinovations stock be purchased for a minimum per-share price of $1.50; OR

1.4.2 A total of Two MILLION FIVE HUNDRED THOUSAND AND No/100 DOLLARS ($2,500,000.00) in cash or cash equivalents shall be received by Sharps from investors who have purchased Units in Sharps after the date of this Agreement at a minimum amount of $9,456 per Unit (or $1.50 per-share of Casinovations stock).

Payment of Adjusted Purchase Price. in the event the Purchase Price is adjusted as set forth in Section 1.4 of this Agreement, the additional ONE HUNDRED THIRTY Two THOUSAND FIVE HUNDRED DOLLARS AND No/100 ($132,500.00) shall be paid by Huson in cash upon repayment of the Loan.


SECTION 2. LOAN

2.1 Loan by Huson to Sharps. Upon execution of this Agreement, Huson shall loan to Sharps Three Hundred Thousand and No/100 Dollars ($300,000) (the "Loan"), and Sharps shall execute and deliver to Huson a promissory note in the form attached hereto as Exhibit C (the "Loan Promissory Note"). The Loan shall be secured by a pledge of certain limited partnership Units ("Pledged Units") of Sharps owned by Sines and Forte in accordance with the terms of a Partnership Pledge and Security Agreement attached hereto as Exhibit D (the "Partnership Pledge Agreement"). Upon execution of this Agreement, Sines and Forte shall execute and deliver to Huson the Partnership Pledge Agreement and shall cause their spouses to execute and deliver spousal consents in the forms attached hereto as Exhibits E-1 and E-2. If Huson acquires ownership of any or all of the Pledged Units, Sines and Forte shall have an option to re-purchase 50% of the acquired Units pursuant to the terms of the Partnership Pledge Agreement.

2.2 Assignment of Loan Promissory Note. Notwithstanding any other provision of this Agreement, if Huson should at any time acquire all or a portion of the Pledged Units, then Huson shall immediately assign and endorse the Loan and Note to Sines and Forte who shall have unconditional right, title and interest in the Note and Loan in the principal amount of $300,000, without recourse to Huson.
The foregoing shall be in addition to any rights of subrogation which Sines and Forte may have under applicable law.

SECTION 3. OPTION TO PURCHASE ADDITIONAL UNITS

3.1 Option to Purchase Additional Units. Subject to the terms and conditions contained in Sections 3.2. and 3.3. below, Huson shall have an option (the "Option") to purchase from Sellers up to an additional 43 Units ("Option Units"), 21.5 limited partnership Units from Sines and 21.5 limited partnership Units from Forte, at the price of $405,000 for all such Option Units or $9,456 per Unit (the "Option Price"). The Option shall be exercised, if at all, within 90 days from the date the Loan is repaid in full.

3.2 Default on Loan. In the event the Loan is not repaid in fall on or before the maturity date specified in the Loan Promissory
Note, the Option described in Section 3.1 shall be extinguished and Huson shall have no rights with respect to it.

3.3 Adjustment to Option Price, In the event that the Loan is repaid in full on or before the maturity date specified in the Loan Promissory Note but neither of the contingencies listed in Section 1.4.l. or 1.4.2 is satisfied as of the date the Loan is repaid, the Option Price shall be reduced from $9,456 per Option Unit to $6,304 per Option Unit.

3.4 Exercise of Option. To exercise the Option, Huson shall give written notice to Sellers of his election to exercise the Option. The notice shall specify the number of Option Units which Huson elects to purchase, The sale and purchase of the Option Units which Huson has elected to purchase shall be closed at a mutually agreed time and place within 30 days after Huson's notice of exercise. At the closing of such purchase, Huson shall pay 50 % of the Option Price and the purchase of the Option Units shall be duly reflected on Sharps' books and records in accordance with the Sharps Partnership Agreement. At the closing Huson shall also execute and deliver to Sellers a promissory note in substantially the form attached as Exhibit F for the balance of the Option Price, except that the principal amount and related terms of the Note shall be appropriately adjusted in the actual note to reflect any change in the Option Price pursuant to Section 3.3 or to reflect a purchase of less than all of the Option Units.

3.5 Conversion to Casinovations Shares. If the Reorganization has then been effected, the Option shall apply to 270,000 shares of Casinovations stock at $1.50 per share, subject to reduction to $1.00 per share on the terms described above.

SECTION 4. INTELLECTUAL PROPERTY RIGHTS

4.1 Intellectual Property Rights. Sharps and the Partnership have previously entered into an Exclusive License Agreement dated June 6, 1994 (the "Licensing Agreement") pursuant to which the Partnership granted to Sharps a license with respect to certain inventions. The Partnership, Sines, Forte, and Steven L. Forte hereby transfer, convey and assign to Sharps all of the right, title and interest in and to the Licensed Inventions, Licensed Technology, Licensed Patent Rights, Copyrights, Licensed Copyright Works, Licensed Technology Rights, Licensed Products, Licensed Trademarks, and Licensed Trademark Rights as those terms are defined and used in the Licensing Agreement (the "Total Inventions"), excluding from such transfer the "Safety Peek Dealing Shoe" and the Slow "Roll-Reel Vision" slot machine concept (the "Retained Inventions"). The Total Inventions, excluding the Retained Inventions and the Literary Rights, defined below, are referred to herein as the "Transferred Inventions". The transfers herein shall not be deemed to restrict the ability of Sines, Forte or Steven L, Forte to write or develop articles, books, movie scripts, motion pictures, sound recordings or other literary works about the Total Inventions or the story behind the development thereof, including any copyrights therein (collectively, the "Literary Rights"); provided, however, exercise of such rights shall not involve disclosure of confidential information of Sharps which may have commercial value to the business of Sharps or its successors.

4.1.1 Forte, Steven L. Forte, Sines and the Partnership will take any and all steps necessary to enable Sharps to record the assignment of the Transferred Inventions. Forte, Steven L. Forte, Sines and the Partnership will sign all documents necessary to confirm that the Transferred Inventions is owned by Sharps, and will take all steps necessary to otherwise effect transfer of Forte, Steven L. Forte's, Sines' and the Partnership's rights in the Transferred Inventions to Sharps.

4.1.2 Forte, Steven L. Forte, Sines and the Partnership will, at the request of Sharps, assist in preparing United States and foreign trademark and or patent applications covering the Transferred Inventions. Forte, Steven L. Forte, Sines and the Partnership will sign and deliver to Sharps all such applications. Sharps will bear all expenses to be incurred in connection with all trademark and patent applications.

4.2 Royalties for Initial Products. The Licensing Agreement is hereby terminated as to the Transferred Inventions but shall remain in full force and effect in all other respects. In lieu of the royalties, license fees and other consideration provided for in the License Agreement, the Partnership shall receive from Sharps (a) a quarterly royalty fee of 3 % of the "Net Revenues" (as defined below) earned by Sharps with respect to the Initial Products, and
(b) an option to purchase from Sharps 6 of its limited partnership Units at a price of $6,304.00 per Unit or 40,000 shares of Casinovations at a price of $1.00 per share upon completion of the Reorganization described in Section 5 below (the "Inventions Option"). The term "Initial Products" means the following products: the "Random Ejection Shuffler" (including future improvements thereto and variations thereof), the "Safety Peek Cards" and the table-game version of "Fantasy 21 " (but not any computer, home version or other variation thereof). The term "Net Revenues" means gross cash revenues received by Sharps for the relevant quarter attributable to sales of the Initial Products, minus Sharps' cost of such goods sold for such quarter. Unless otherwise agreed, the determination of the cost of goods sold shall be made in accordance with generally accepted accounting principles, consistently applied. The royalty fee provided for herein shall be paid in accordance with and subject to the terms of a Royalty Agreement which Sharps and the Partnership shall enter into by April 1, 1996. The other terms and conditions of the Royalty Agreement shall be as provided in the Licensing Agreement (including the duration of the royalty obligations and provisions for termination), but if not provided for therein, shall be mutually acceptable to Sharps, the Partnership and Huson.

4.2.1 To exercise the Inventions Option, the Partnership shall give written notice to Sharps of its election to exercise the Inventions Option. The notice shall specify the number of Inventions Option Units which the Partnership elects to purchase. The sale and purchase of the Inventions Option Units which the Partnership has elected to purchase shall be closed at a mutually agreed time and place within 30 days after the Partnership's notice of exercise. At the closing of such purchase, the Partnership shall pay Sharps the applicable purchase price for the Units, and the purchase of the Inventions Option Units shall be duly reflected on Sharps' books and records in accordance with the Sharps Partnership Agreement.

4.2.2 The Inventions Option may be exercised by the one year period beginning on the second anniversary of the date of this Agreement.

4.3 Consideration. The par-ties agree that the transfer of the Transferred Inventions, of the License Agreement, the agreement to enter into a Royalty Agreement with respect to the Initial Products and the Inventions Options reflect a negotiated resolution by the parties.

4.4  Personal Services Agreements.

4.4.1 On or before the closing of the Reorganization (defined below), but in any event by April 1, 1996, Sines and Steven L. Forte, individually, (as applicable, the Individual"), shall each enter into employment or consulting agreements with Sharps or Casinovations, as applicable, as the "Company" (the "Personal Services Agreements").

4.4.2

(a) Each of the Personal Services Agreements shall obligate the Company to pay compensation to the Individual at a rate of $10,000 per month, subject to pro rata reductions for any amount of work time spent by the Individual on business not related to the Company. Each Personal Services Agreement shall be for a term of two years subject to automatic renewals for consecutive two year terms thereafter unless and until either the Company or the Individual gives written notice of non-renewal at least sixty (60) days prior to expiration of the then current term, and subject to earlier termination as provided in the remainder of this Section 4.4.2.

(b) The Company may terminate a Personal Services Agreement for Adequate Cause (defined in Section 4.4.3 below) immediately upon the Company giving written notice to the Individual. If terminated for Adequate Cause, the Company's compensation obligations shall terminate upon the last day of the employment or consulting relationship as specified in the termination notice.

(c) The Company may also terminate a Personal Services Agreement without Adequate Cause, but in such event (other than a Mandatory Disassociation, defined below), the Company shall be obligated to pay the terminated Individual compensation for a period equal to the longer of six (6) months or the balance of the then current term, at a monthly rate equal to the average monthly compensation paid by the Company to the terminated Individual during the six (6) month period immediately preceding the month in which termination occurs. Notwithstanding the preceding sentence, in the case of a Mandatory Disassociation (defined below), the terminated Individual shall be entitled to compensation at the rate determined in accordance with the preceding sentence for a period of six (6) months following the termination. As used herein, the term "Mandatory Disassociation" means a termination of the Individual by the Company as a result of any circumstance in which, in the reasonable opinion 4.4.7 below, the opinion of counsel to the Company and after giving effect to the continuation of the Personal Services Agreement would render the Company unable to obtain any material gaming or other license, franchise, permit or approval required for the Company to sell, lease, license and distribute its products and other-wise engage in its business activities.

(d) In addition to the Company's rights of termination, the Individual may terminate his Personal Services Agreement voluntarily upon giving at least sixty (60 days prior written notice.

4.4.3 As used herein, the term "Adequate Cause" means and includes any of the following: (a) The Individual's failure or refusal to carry out the reasonable directions of the Board of Directors of Casinovations following the Reorganization described in Section 5, provided that the directions are reasonably consistent with the normal duties performed by the Individual, which failure or refusal continues for thirty (30) days after the Individual's receipt of written notice thereof;

(b) The Individual's willful failure or refusal to comply in any material respect with the reasonable policies and procedures of the Company as in effect from time to time, which failure or refusal continues for thirty (30) days after the Individual',- receipt of written notice thereof-,

(c) The Individual's breach of the Personal Services Agreement, including but not limited to, his failure, inability or refusal in any material respect to perform his or her duties in accordance with the Personal Services Agreement, which breach remains uncured for thirty (30) days after the Individual's receipt of written notice of the breach; or

(d) Any deceptive, fraudulent, dishonest or illegal act (or failure to act) or breach of fiduciary duty by the Individual with respect to Sharps or Casinovations.

4.4.4 Each Personal Services Agreement shall include provisions transferring to the Company, without additional compensation, royalty or other consideration, full ownership of any inventions, ideas or other intellectual property (other than the Literary Rights) heretofore developed by the Individual or hereafter developed by the Individual while employed or retained by the Company that (a) relate to the present or future business of the Company or (b) are developed on the Company's premises or using the facilities, property or the assets of the Company Each of the Personal Services Agreements shall contain confidentiality provisions, provisions preventing the Individual from competing, directly or indirectly, with the business of the Company during the employment or consulting term and for a period of two (2) years thereafter and provisions preventing the use of the Company's trade secrets and other proprietary information at any time except in furtherance of the interests of the Company.

4.4.5 The Personal Services Agreement for Steven L. Forte shall permit him to continue to engage in his gaming industry consulting business as presently conducted (which does not include product development or improvement), and shall allow Steven L. Forte to maintain ownership of intellectual property inventions for products, other patentable matter and information developed under clause (b) in Section 4.4.4, all of which shall be the property of the Company pursuant to Section 4.4.4,

4.4.6  The other terms and provisions of the Personal Services
Agreements shall be reasonably acceptable to the Company and Sines or Steven L. Forte, as applicable.

4.4.7
NotwithstandingSections4.4.lthrough4.4.6,thepartiesagreetostructure
(or subsequently restructure as appropriate) the terms of the Personal Services Agreement in such a manner as to enable the Company to obtain all gaming and other licenses, franchises, permits and approvals required for the Company to sell, lease, license and distribute its products and otherwise engage in its business activities.

4.5  Transfer of Retained Inventions.  Each of Sines, Forte, Steven
L. Forte, Huson, the Partnership and Sharps agree and consent that, as part of the Reorganization, (a) the Partnership shall acquire from Sines, Forte and Steven L. Forte any residual interest or rights any of such individuals may have in the Retained Inventions,
(b) the Partnership will transfer all right, title and interest in the Retained Inventions to Casinovations in an Internal Revenue Code Section 351 transaction, and (c) Casinovations will issue the Partnership 1,261,000 Casinovations Shares (defined below).

SECTION 5. AGREEMENT TO REORGANIZE

5.1 Capitalization of Casinovations. As soon as reasonably practicable following the date of this Agreement, but in no event later than March 15, 1996, all parties hereto agree to vote their Units and/or take all other actions necessary or appropriate consistent with their respective obligations set forth below to attempt in good faith to cause a reorganization of Sharps involving substantially the following elements (the "Reorganization"):

5.1.1 Sellers have formed Casinovations, Inc., a Washington corporation ("Casinovations").

5.1.2 Sellers represent that at the time of the Reorganization Casinovations' articles of incorporation and bylaws will (a) authorize Casinovations to issue only up to 10,000,000 shares of common stock, $1.00 par value (the "Shares") and no other class of securities, (b) provide for pre-emptive rights to the extent permitted under Washington law, including RCW 23B.02.010 and 23B.06.3W.

5.1.3 The Reorganization shall involve the issuance by Casinovations of a maximum of 5,390,000 Shares, allocated as follows and issued or reserved for issuance as described below:

92,513,000 Shares shall be issued to all of the existing holders of Units in Sharps in exchange for all such Units, on a pro rata basis so that the relative ownership interests among such holders following such transaction is the same as immediately prior to such transaction.

1,261,900 Shares shall be issued to the Partnership in return for its contribution of the Retained Inventions pursuant to Section
4.5.

*Up to 1,020,000 Shares shall be offered by Casinovations for sale in a private placement of securities at a price per Share of not less than $1.50.

555,000 Shares shall be issued or reserved for issuance to the persons listed on exhibit H to this Agreement.

40,000 Shares shall be reserved for issuance to the Partnership in connection with the option under Section 4.2.

5.1.4 Casinovations shall, directly or indirectly, succeed to and assume all of the assets and liabilities of Sharps.

5.1.5 The transactions described in Sections 5.1.1, 5.1.2, 5.1.3 and 5.1.4 shall have no material adverse tax consequences to Sharps, Casinovations and the existing holders of Units in Sharps.

5.1.6  Casinovations will enter into the Personal Services
Agreements described in Section 4.3 if Sharps has not already done so.

5.1.7 All the parties hereto agree that if all outstanding Units of Sharps are not transferred in exchange for Shares in Casinovations as provided in Section 5.1.3 by March 15, 1996, they shall vote their respective Units in favor of the transfer of, and otherwise attempt to cause Sharps to transfer, all of Sharps' assets and liabilities to Casinovations by April 10, 1996 in exchange for 2,513,100 Shares issued to Sharps.

5.1.8 All parties hereto agree to vote to eliminate (a) Article X, Section
10. 1 (c)(2) of the Sharps Partnership Agreement, (b) and the requirement in Article X, Section 10.2(a) of the Sharps Partnership Agreement that the general partner receive an opinion of counsel for Sharps stating that the transfer or encumbrance of Units by the general partner will not cause the termination of Sharps for federal income tax purposes, and (c) any other related sections of the Sharps Partnership Agreement and to bring such changes to a vote of all Sharps' partners as soon as possible following the execution of this Agreement.

5.2 Effect of Reorganization on Contemplated Transactions. The parties agree, upon closing of the Reorganization, that:

5.2.1 Casinovations shall assume all liabilities of Sharps under this Agreement and the documents executed in connection herewith.

5.2.2 Huson shall permit the Pledged Units to be converted to Shares (at 6304 Shares per Unit) upon his receipt of the certificates evidencing the shares and an executed Stock Pledge
Agreement from Sellers on terms and conditions substantially identical to the Partnership Pledge Agreement

5.2.3 The rights and obligations of Sellers and Huson with respect to the Transferred Units, the Pledged Units, the Option Units and the Eligible Re-Purchase Units (as defined and described in the Partnership Pledge Agreement) shall attach to the Shares which are attributable thereto, and all numerical adjustments shall be made as necessary to reflect the Reorganization.


SECTION 6. REPRESENTATIONS AND WARRANTEES OF SHARPS, THE SELLERS
AND THE PARTNERSHIP

As a material inducement to Buyer to enter into this Agreement and purchase the Units and make the Loan, Sharps, the Sellers and the Partnership (collectively, the "Warranting Parties"), jointly and severally, represent and warrant that:

6.1 Organization and Corporate Power. To the best of each Warranting Party's knowledge, Sharps is a limited partnership validly existing, and in good standing under the laws of the State of Nevada. To the best of each Warranting Party's knowledge, Sharps has all requisite power and authority and all licenses, permits, and authorizations necessary to own and operate its properties, and to carry on its business as now conducted. Notwithstanding the foregoing, the parties acknowledge that Sharps presently has no gaming licenses.

6.2 Capital Securities and Related Matters. Sharps' Units are distributed as set forth on Exhibit G, attached hereto, and copies of all outstanding options are attached hereto as Exhibit H and no other partnership Units of Sharps are issued and outstanding.
Other than as set forth in this Agreement, Sharps does not have outstanding and has not agreed, orally or in writing, to issue any Units convertible or exchangeable for any of its Units, nor does it have outstanding nor has it agreed, orally or in writing, to issue any options or rights to purchase or otherwise acquire any Units of Sharps. Sharps is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Units. All of the outstanding Units of Sharps are validly issued, fully paid, and nonassessable, The Sellers have, and upon purchase thereof by Buyer pursuant to the terms of this Agreement Buyer will have, good and marketable title to the Transferred Units, the Pledged Units and the Option Units, free and clear of all security interests, liens, encumbrances, or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws and the Sharps Partnership Agreement.

6.3 Authorization; No Breach. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which Sharps, the Sellers or the Partnership are parties have been duly authorized by Sharps, or the Sellers, or the Partnership, as the case may be, To best of each Warranting Party's knowledge, this Agreement and each other agreement contemplated hereby, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of Sharps, the Sellers, or the Partnership, or all of them as the case may be, enforceable against such parties in accordance with its terms except as the enforceability thereof may be limited by the Partnership Agreement, the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on the right of specific performance. Except as provided in this Agreement, the execution and delivery by Sharps, the Sellers and the Partnership of this Agreement and all other agreements contemplated hereby to which Sharps or the Sellers or the Partnership is a party, the offering and sale of the Units hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by Sharps, the Sellers and the Partnership do not and will not (1) conflict with or result in a breach of the terms, conditions or provisions of, (2) constitute a default under,
(3) result in the creation of any lien, security interest, charge, or encumbrance upon the capital securities or assets of the Sellers or Sharps pursuant to, (4) give any third party the right to accelerate any obligation under, (5) to the best of each Warranting Party's knowledge, result in a violation of, or (6) to the best of each Warranting Party's knowledge, require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body pursuant to the charter or bylaws of Sharps or any law, statute, rule, or regulation to which the Sellers, Sharps or the Partnership is subject, or any agreement, instrument, order, judgment, or decree to which the Sellers, Sharps or the Partnership is subject, including but not limited to the Sharps Partnership Agreement. Huson acknowledges that he has been informed that his acquisition of the Option Units and/or Pledged Units may result in a "termination" of Sharps for federal income tax purposes, which may cause him to suffer adverse tax consequences and may be contrary to the Sharps Partnership Agreement.

6.4 Litigation. There are no actions, suits, proceedings, orders, investigations, or claims pending or threatened against Sharps, the Sellers or the Partnership, or any of their respective properties, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; Sharps, the Sellers and the Partnership are not currently participating in any arbitration proceedings under collective bargaining agreements or otherwise, or any governmental investigations or inquiries; and there is no basis for any of the foregoing,

6.5 Tax Matters. To the best of each Warranting Party's knowledge, (a) Sharps has filed all federal, state, local, and foreign tax returns and reports heretofore required to be filed by it and has paid all taxes shown as due thereon (including interest and penalties), (b) no taxing authority has asserted any deficiency in the payment of any tax or informed Sharps that it intends to assert any such deficiency or to make any audit or other investigation of Sharps for the purpose of determining whether such a deficiency should be asserted against Sharps and (c) Sharps has paid any and all withholding, payroll or employment taxes required to be paid by, or assessed against, Sharps.

6.6 Compliance with Laws. To the best of each Warranting Party's knowledge, Sharps is, in the conduct of its business, in compliance with all laws, statutes, ordinances, regulations, orders, judgments, or decrees applicable to it, the enforcement of which, if Sharps were not in compliance therewith, would have a materially adverse effect on the business of Sharps taken as a whole. Neither the Sellers nor Sharps has received any notice of any asserted present or past failure by Sharps to comply with such laws, statutes, ordinances, regulations, orders, judgments, or decrees.


SECTION 7. MISCELLANEOUS PROVISIONS

7.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer, the Sellers and the Partnership.

7.2  Waiver of Compliance; Consents

7.2.1 Any failure of any party to comply with any obligation, covenant, agreement, or condition herein may be waived by the party entitled to the performance of such obligation, covenant, or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.2.2 Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

7.3 Notices. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

If to Huson:

Richard S. Huson
The Crabbe Huson Company
121 S.W. Morrison Street
Suite 1400
Portland, Oregon 97204


with a copy to:  Ater Wynne Hewitt Dodson & Skerritt 222 S.W.
Columbia, Suite 1800 Portland, Oregon 97201 Attn-.  Steven D.
Stadum


 or to such other person or address as Buyer furnishes to the Sellers pursuant to the above.

If to Sharps,
  Randy D. Sines, or the
  Partnership:
  c/o Randy Sines
  4056 South Madelia
  Spokane, Washington 99203
  with a copy to: Thomas F. Pitaro
  Attorney At Law
  815 South 3rd Street, Las Vegas, Nevada 89101

  If to Steven L. Forte
  or Cheryl L. Forte:  Steven and Cheryl Forte
  315 Francisco Street
  Henderson, Nevada 89014

or to such other address as any of such parties furnishes to Buyer pursuant to the above.

7.4 Assignment. This Agreement can be assigned by a party hereto upon such party's giving prior written notice to the other parties hereto. No assignment will release the assignor from its obligations hereunder. Subject to the foregoing, this Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and personal representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

7.5 Governing Law. All matters with respect to this Agreement, including but not limited to matters of validity, construction, effect, and performance, will be governed by the laws of the State of Oregon applicable to contracts made and to be performed therein between residents thereof, regardless of the laws that might be applicable under principles of conflicts of law.

7.6 Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

7.7 Entire Agreement. This Agreement and the agreements to be entered into pursuant to the provisions hereof (the terms of which are incorporated herein by this reference) embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

7.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

7.9 Attorney Fees. If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing party will be entitled to reasonable attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom.

7.10 Payment of Fees and Expenses. Each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of the Agreement and the Purchase.

7.11 Further Assurances. Upon the reasonable request of a party, the other parties will take all action and will execute all documents and instruments necessary or desirable to consummate and give effect to this Agreement.

7.12 Legal Representation. Each party to this Agreement has been advised to obtain independent legal counsel prior to executing this Agreement and has had a full and fair opportunity to do so and either obtained such representation or voluntarily declined to do so. Each party acknowledges that Douglas J. Brajcich, P.C. is the attorney only for Randy D. Sines individually and that Ater Wynne Hewitt Dodson & Skerritt are the attorneys only for Richard S. Huson.

7.13 Effective Date. Regardless of when it is signed by any or all of the parties, this Agreement and the agreements to be executed concurrently herewith shall be effective as of January 15, 1996.

7.14 Securities Laws. The Units which are the subject to the transactions contemplated by this Agreement have been issued pursuant to the Sharps Partnership Agreement and have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the securities acts of Washington, Oregon, Nevada, or under any other state securities laws. The sale or other disposition of the Units is restricted, as stated in the Sharps Partnership Agreement, By acquiring any Unit represented by the Sharps Partnership Agreement, the acquiring party represents that such party has acquired the Units for investment and that such party will not sell or other-wise dispose of the Units without registration or other compliance with the aforesaid acts and the rules and regulations thereunder. Each of the parties acknowledges that such party has read the Sharps Partnership Agreement and agrees to remain bound by its terms and conditions.

[SIGNATURES ON NEXT PAGE]

WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


SINES/FORTE international LIMITED PARTNERSHIP, a Nevada limited partnership


By:
Title:




RANDY D.  SINES



CHERYL L. FORTE


Sines FORTE PARTNERSHIP, a Nevada general partnership


By:
Randy D. Sines, Partner


By:
Steven L. Forte, Partner




RICHARD S. HUSON


STEVEN L. FORTE, solely for purposes of
Sections 4 and 5

EXHIBIT A

PROMISSORY NOTE


$165,000.00
Portland, Oregon
January 15, 1996

1.     Promise to Pay. FOR VALUE RECEIVED, the undersigned, Richard
S.
HUSON ("Maker"), does hereby promise to pay to the order of Randy
D. Sines and CHERYL L. FORTE ("Holders"), at 4056 South Madelia, Spokane, Washington 99203, or at such other place as Holders may from time to time designate in writing, the principal sum Of ONE HUNDRED SIXTY-FIVE THOUSAND AND No/100 DOLLARS ($165,000.00), together with all interest thereon and other sums herein referred to.

2. Interest and Payment Terms. The unpaid principal hereof shall bear interest from the date of this Note until default at the rate of nine and one-half percent (9.5%) per annum.

This Note shall be paid in eight (8) equal monthly installments of principal, together with all accrued interest on the date of each such payment. The first monthly payment shall be due May 15, 1996, and subsequent monthly payments shall be due on the 15th day of each month thereafter until December 15, 1996, when the remaining principal balance and all accrued, unpaid interest shall be due and payable.

3. Calculation of Interest and Application of payments. Interest shall be calculated on a 365 or 366-day year, as applicable, based on actual days elapsed. Each installment hereunder shall be first applied to the payment of costs and expenses for which Maker is liable hereunder, next to the payment of accrued interest, and lastly to the reduction of principal. This Note shall continue to bear interest at the Note rate (or at the Default Rate, as hereinafter defined, if and so long as any default exists hereunder) until and including the date of collection, and all payments hereunder shall be calculated by and shall be payable in the lawful money of the United States which shall be legal tender for public and private debts at the time of payment.

4. prepayment. Maker shall have the right at any time to prepay the whole or any part of this Note without prepayment premium or fee.

5. Default Rate. If and so long as any default exists under this Note, the interest rate on this Note, and on any 'judgment obtained for the collection of this Note, shall be increased from the date the default is declared to a rate (the "Default Rate") equal to five percent (5 %) per annum in excess of the Note rate. Maker acknowledges that the imposition of the Default Rate will result in the then effective interest on this Note being increased from 9.5 % per annum to 14.5 % per annum.

6. Costs of Collection. Maker promises to pay all costs, expenses and attorneys' fees incurred by Holders in the exercise of any remedy (with or without litigation), in any proceeding for the collection of the debt, or the realization upon any security securing this Note, in protecting or sustaining the lien or priority of said security, or in any litigation or controversy arising from or connected with this Note, including any bankruptcy, receivership, injunction or other proceeding, or any appeal from or petition for review of any of the foregoing, in which Holders prevail. If a 'judgment is obtained thereon which includes an award of attorneys' fees, such attorneys' fees, costs and expenses shall be in such amount as the court shall deem reasonable. All collection costs, expenses and attorneys' fees are payable on demand, shall bear interest at the Default Rate from the date of demand to and including the date of payment to Holders.

7.  Defaults, Acceleration. Time is of the essence of this Note.
The occurrence of any of the following shall, without notice, demand or opportunity to cure, constitute an event of default under this Note:

(a) Failure of Maker to make any payment required to be paid by Maker under this Note in strict accordance with the terms thereof;

(b) Failure of Maker to perform any other covenant, agreement or other obligation contained in this Note;

(c) Any warranty, representation, or statement made or furnished to Holders by or on behalf of Maker proving to be or having been false in any material respect when made or furnished;

  (d) If any assignment by Maker for the benefit of creditors shall be made, or

  (e) If Maker shall voluntarily file a petition under the Federal Bankruptcy Act, as such Act may from time to time be amended, or under any similar or successor Federal statute relating to bankruptcy, insolvency arrangements or reorganizations, or under any state bankruptcy or insolvency act, or file an answer in an involuntary proceeding admitting insolvency or inability to pay debts, or if Maker shall fail to obtain a vacation or stay of involuntary proceedings brought for the reorganization, dissolution or liquidation of Maker or if Maker shall be adjudged a bankrupt, or upon dissolution, business failure or discontinuance of Maker as a going business (except for labor disputes), or if a trustee or receiver shall be appointed for Maker, or Maker's property, or if the partnership interests of Maker shall become subject to the jurisdiction of a Federal bankruptcy court, or similar state court, or if Maker shall make an assignment for the benefit of creditors, or if there is an attachment, execution or other judicial seizure of any portion of Maker's assets and such seizure is not discharged within ten (10) days;

then, upon the occurrence of any such event of default, after expiration of any applicable notice and cure period, the entire principal sum, with accrued interest thereon due under this Note, shall, at the option of Holders, become due and payable forthwith, without further notice. No failure to exercise such option shall be deemed a waiver on the part of holders of any right accruing thereafter.

8. Maker's Right to Cure. Upon an event of default, except as otherwise provided below, Holders shall not accelerate this debt, make any payments for which Maker is primarily liable, or foreclose upon or attach any assets of Maker unless it first gives Maker written notice of such default at Maker's address and in the manner described for notices described in Section 15 below and unless such default is not fully cured within the following periods:

(a) three (3) days after such notice is given in the event of any failure to make a monetary payment to any person;

(b) fifteen (15) days after such notice is given in the event of nonmonetary defaults not subject to other provisions of this Section, provided (i) within five (5) days after such notice is given, Maker communicates its cure and submits to Holders in writing its plan to cure; and (ii) the cure is continuously pursued by Maker with due diligence, If in Holders' sole judgment such default is not reasonably capable of being cured within fifteen
(15) days, Maker shall have such additional time as is reasonably necessary to complete the cure, but in no event more than thirty
(30) days after the notice of default is given; or

(c) sixty (60) days after the filing of any involuntary petition in bankruptcy against or for the appointment of a receiver for Maker (except for petitions filed by Holders), with the dismissal of such petitions by the court within such period being deemed to cure such default.

Notwithstanding the above provisions, the notice and cure period provided for in this Section shall not apply:

(1) if a petition shall be filed by Maker under the Federal Bankruptcy Act, or Acts amendatory thereof or supplemental thereto, or under any statute either of the United States or any state in connection with insolvency or reorganization, or for the appointment of a receiver or trustee of all or a portion of Maker's property; or

(ii) if any assignment by Maker for the benefit of creditors shall be made.

The provisions of this Section shall apply to defaults under all documents executed as such documents any security for this Note, and unless expressly stated to the contrary in such notice or cure period referred to therein shall be deemed to incorporate said provisions. If any of said documents are inconsistent with this Section, this section shall be controlling, unless said other document expressly provides otherwise. Where additional notice or cure periods are provided in this or any other such documents or are required by any other contract or by law, said periods and those contained in this ' section shall run concurrently. Nothing in this section shall be construed as extending the term of this Note or the date upon which a default occurs, and no decision to forego any remedy for any given default shall be deemed a waiver on the part of Holders of any right relating to any other default. No failure to give any notice of any default shall constitute a waiver of such default or any remedy which may be available in connection therewith. This section shall be strictly construed, and shall not impair the exercise of any remedy not referred to above immediately upon default, including, without limitation, the seeking of any mandatory or prohibitive injunction or restraining order or appointment of receiver.

9. Usury. Maker hereby represents that this loan is for commercial use and not for personal, family or household purposes. It is the specific intent of the Maker and Holders that this Note bear a lawful rate of interest, and if any court of competent jurisdiction should determine that the rate herein provided for exceeds that which is statutorily permitted for the type of transaction evidenced hereby, the interest rate shall be reduced to the highest rate permitted by applicable law, with any excess interest theretofore collected being applied against principal or, if such principal has been fully repaid, returned to Maker on demand.

10. Renewals. Maker, and all others who may become liable for all or any part of this obligation, consent to any number of renewals or extensions of the time of payment hereof and to the release of all or any part of the security for the payment hereof. Any such renewals, extensions or releases may be made without notice to any of said parties and without affecting their liability.

11. Waivers. Maker hereby waives presentment, demand of payment, notice of dishonor, protest, and notice of nonpayment, and any and
all other notices and demands whatsoever.   No covenant, condition,
right or remedy in this Note     or modified orally, by course of
conduct or previous acceptance or other-wise unless such waiver or modification is specifically agreed to in writing executed by the Holders.

12. Construction. This Note shall be governed by and construed in accordance with the laws of the State of Oregon, and all sums referred to herein shall be calculated by reference to and payable in the lawful currency of the United States. This Note has been reviewed and negotiated by Maker and Holders at arms' length with the benefit of or opportunity to seek the assistance of legal counsel and shall not be construed against either party. The titles and captions in this Note are inserted for convenience only and in no way define, limit, extend, or modify the scope or intent of this Note. In any case where Holders is permitted to act in its "sole discretion," "sole option" or the like, Holders shall be entitled to exercise unfettered discretion and may act without application of principles of law, if any, requiring good faith or fair dealing or reasonableness in exercising Holder's options.

13. Partial Invalidity. If any section or provision of this Note is declared invalid or unenforceable by any court of competent Jurisdiction, said determination shall not affect the validity or enforceability of the remaining terms hereof. No such determination in one jurisdiction shall affect any provision of this Note to the extent it is otherwise enforceable under the laws of any other applicable jurisdiction.

14. Addresses for Notice, Etc. All notices, requests, demands, directions and other communications required under this Note shall be in writing (including telegraphic communication) and mailed by United States mail or facsimiled or delivered by overnight courier or by hand to the applicable party at the addresses indicated below:

if to Maker:

Richard S. HUSON
121 S.W. Morrison, Suite 1400
Portland, Oregon 97204


if to Holders:

Randy D. Sines
4056 South Madelia
Spokane, Washington 99203

Cheryl. FORTE
315 Francisco Street
Henderson, Nevada 89014

or, as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 15. All such notices, requests, demands, directions and other communications so mailed or telecopied or delivered shall be effective when received if sent by mail, when delivered if delivered by courier or by hand, or when transmitted if sent by facsimile.

Maker:



Richard S. Huson

EXHIBIT B

EXCLUSIVE LICENSE AGREEMENT

CASINOVATIONS INCORPORATED
AND
SHUFFLER MASTER, INC.


TABLE OF CONTENTS


i. Parties,.;                                                 1
2. Background                                                 1
3. Definitions                                                1
4. Grant of Exclusive Technology and Patent License           2
5, Geographical Scope of the Exclusive Technology
   and Patent License                                         2
6. License to Sublicense Technology and Patent Rights        1
	2
7. Grant of Trademark License                                 3

8.   Geographical Scope of Trademark license                  3
9. License to Sublicense Trademarks                           3
10. Quality Control Involving Trademarks                      3
11. Inspection Involving Trademarks                           3
12.  Marking of Trademarks                                    4
13.  License of Copyright Works                               4
14.  Development of Prototypes of Licensed Products           4
15. Limitation on Licensee's Rights                           4
16.  Sublicense                                               4
17.   Certification of Products                               5
18.   Manufacture of Licensed
        Products for Sale to Licensor                         5
19,  Initial Production Run                                   5
20.  Continuing Sales of Licensed Products                    5
21.  Compensation to Licensor                                 6
22.   Transfer of Documentation                               8
23.   Disclosure of Technology                                8
24.   Confidentiality of Disclosure and Licensed Products     8
25.   Patent Applications                                     9
26.   Registration of License                                 9
27.   Performance by Licensee                                 9
28.   Reimbursement for Expenses                             10
29.   Improvements and Developments in Licensed Technology   11
30.   Employee Invention Agreements	                         11
31.   Reports and Accounting                                 11
32.   Marking of Products Embodying Patent
         Rights and Copyrights                               12
33.   Assignment of Rights and Obligations                   12
34.   Liability Risk                                         12
35.   Insurance Policy for Manufacturing and	Sale
         of Products                                         12
36.   Best Efforts and Diligence                             13
37.   Warranties of Licensor                                 13
38.   Disclaimer of Warranties by Licensor                   13
39.   Enforcement of Patent Rights                           13
40.   Notification of Infringement                           13
41.   Interchange of Technical and Market Information        13
42.   Compliance with Export of Technology and Other LAWS    13
43.   Conversion                                             14
44.   Termination by Licensor                                  14
45.   Effect of Termination by Licensor                        14
46.   Termination by Licensee                                  15
47.   Effect of Termination by licensee                        15
48.   Modification of Agreement                                15
49.   No Waiver                                                15
50.   Severability                                             15
51.   Applicable Law                                           15
52.   Jurisdiction and Venue                                   15
53.   Headings                                                 16
54.   Notices                                                  16
55.   Relationship of die Parties                              16
56.   Attorney's Fees                                          16
57.   Integration, Entire Agreement                            16
58.   Counterpart Original Agreements                          16
59.   Effective Date of Agreement and Term of Agreement        16
60.   Arbitration                 ..                           17
61.   Execution by Licensor - Casinovations Incorporated       18
62.   Execution by Licensor - Shuffle Master, Inc              18
63.   Appendix A - Licensed Trademarks                         19


1. Parties
1.1   This Agreement is made by and between:
(a) Casinovations Incorporated, a Washington corporation, whose business address is Spokane WA 99204, hereinafter referred to as "Licensor":
and.
(b) Shuffle Master, whose address is 10921 Valley View Road, Eden
Prairie, MN 55344, hereinafter referred to as 'Licensee".

2.   BACKGROUND

2.1 Licensor has developed improved technology directed EOM an apparatus for automatically shuffling playing cards in random sequence and has devoted substantial time, effort and money to that development. As a result of Licensor's efforts it now owns certain claims to patent rights, trade secrets, know-how and other proprietary information relating to such technology.

2.2 Licensee is engaged in the development of equipment in the gaming industry. Licensee desires to acquire exclusive rights in the technology developed by or for Licensor and to distribute, sell, lease, use, service and promote products utilizing such technology, or sublicense others to do so.

2.3 In consideration of the premises, covenants and agreements contained herein, and intending to be legally bound hereby. the parties hereto have agreed to the terms and 2)conditions provided in this Agreement.

3. Definitions
3.1 Licensor is the owner of all right, title. and inventions described in.
(a) U.S. Patent Application Serial No. 081228,609, filed April 18, 1994, entitled '?laying Card Shuffler".
(b) U.S. Patent Application Serial No. 08/423,408; filed April 18, t995, entitled 'Playing Card Shuffling Machines and Methods".
(c) Any and all foreign patents and/or patent applications claiming priority to any one of the above-reference patents or patent applications.

3.2 The inventions so described will be referred to herein as the "Licensed inventions". Licensed Inventions also include any inventions included in any application filed on Licensed Technology as defined hereinafter. Said patent applications and any other patents granted on the Licensed Inventions will be referred to herein as the 'Licensed Patents'. 'The Licensed Patents have associated 'Licensed Patent Rights".

3.3 In addition to the technical information contained in the referenced patent applications, other related technical and business information have also been developed by Licensor generally relating to the inventions described in the above-referenced patent applications and prototypes and subsequent designs developed for the filing of such patent applications. Exclusive rights under the laws of trade secrets and know-how protect all or substantially all of such proprietary information. The Licensed Inventions, all Licensed Patent Rights which may be granted thereon, and related trade secrets, know-how and other proprietary information arc to be licensed under this Agreement and are hereinafter referred to for convenience and brevity As 'Licensed Technology'.

3.4 Additionally, Licensor may provide works having copyrights (herein referred to as the "Copyrights") in certain writings, including computer software, business plans. technical descriptions, and related drawings, writings and other works produced by or for Licensor which relate specifically to the Licensed Technology. Such works are also being licensed under this Agreement and are hereinafter referred to as the "Licensed Copyright Works". The subject matter of such Licensed Copyright Works may include proprietary, trade secret or know-how information within the definition of Licensed Technology.

3.5 Licensor has exclusive property rights under the laws of the United States and foreign countries in such Licensed Technology including potential patent rights, copyrights, trade secret rights, know-how rights and technical information rights. Such exclusive rights shall herein be referred to as the Licensed Technology Rights. Additionally, there are rights in the Licensed Copyright Works which exist for the written. graphic or other expression which is legally and conceptually separable from the technological content being expressed. Such expressions are protected under the Copyrights associated with such Licensed Copyright Works. and the Copyrights associated therewith may outlive any exclusive rights in the Licensed Technology.

3.6 Products which use the Licensed Technology are herein referred to as 'Licensed Products'. Use of the Licensed Technology for purposes of this definition shall include products which incorporate designs which are based on the Licensed Technology, products which use any products included in the Licensed
Technology, and products which are produced using any new production processes included in the Licensed Technology.

3.7 Licensor further desires to license certain trademarks which may be created for use in connection with the Licensed '[Technology. Any such trademarks art agreed to be licensed hereunder by the parties and herein referred to as "Licensed
Trademarks".    The
rights associated with such Licensed Trademarks are the "Licensed Trademark Rights'. Further trademarks created by Licensor may be added to the subject matter of licensed Trademarks through written Trademark Addenda submitted by Licensor and accepted by Licensee.

3.8 Licensee wishes to gain access to the proprietary information embodying and describing the Licensed Technology and to obtain exclusive licenses under the Licensed Technology Rights, Licensed Copyrights and Licensed Trademark Rights for purposes of conducting business using such Licensed Technology, Licensed Copyrights and Licensed Trademarks and for potentially sublicensing such Licensed Technology Rights, Licensed Copyrights and Licensed trademark Rights to others for similar purposes.

4. GRANT of exclusive, Technology AND Patent LICENSE
4.1 Licensor hereby grants to Licensee exclusive licenses under the Licensed Technology to:

(a) Distribute, sell. lease, use, service and promote products or practice methods under the Licensed Patents,
(b) Distribute, sell. lease, use, service and promote products which incorporate or use the Licensed Technology;
(c) Practice methods contained in the Licensed Technology; and
(d) Practice methods or processes contained in the Licensed
Technology.

4.2 The rights provided in this part include an exclusive license under the Licensed Patent Rights obtained by Licensor on the Licensed Technology, except as otherwise provided in this Agreement.

Geographical Scope OF THE ExCLUSIVE TECHNOLOGY AND PATENT RIGHTS

The licenses granted under part 4 above shall apply to the U.S. and all foreign countries, except as otherwise provided in this Agreement.

6. LICENSE To SUBLICENSE TECHNOLOGY AND PATENT RIGHTS

6.1 Licensor hereby grants to Licensee an exclusive license allowing it to sublicense others to exclusively or non-exclusively practice the following rights within the scope of rights licensed to Licensee under part 4.

(a) Distribute, sell. lease, use. service and promote products or practice methods protected under the Licensed Patents;
(b) Distribute, sell, lease, use, service and promote products which incorporate or use the Licensed Technology., and
(c)  Practice methods contained in the Licensed Technology.

6.2 Part 5 shall apply to define the geographical scope of the exclusive license to sublicense granted in this part.

6.3 The grant of all or substantially all of the exclusive Patent Rights by Licensee to another party shall be considered an assignment and not a sublicense.

7.   GRANT of TRADEMARK LICENSE
Licensor hereby grants to Licensee a non-exclusive trademark license to use the Licensed Trademarks, in connection with the sale, distribution, promotion or use the Licensed Products.

8. Geographical SCOPE OF TRADEMARK LICENSE,
The geographical scope of the trademark license of part 7 shall be the United States of America and all foreign countries, except as otherwise provided in this Agreement.

9. LICENSE TO SUBLICENSE MARKS 2t) Licensor agrees that Licensee shall have the right to sublicense others to use one or more 2 1 of the Licensed Trademarks in one or more of the manners of use allowed to Licensee. All agreements to sublicense by Licensee shall include terms requiring at least the requirements of parts 10-12 below.

10.  QUALITY CONTROL INVOLVING TRADEMARKS

10.1 Licensee shall notify Licensor in writing prior to the initial distribution of any new 2 7 products marked with the Licensed Trademarks, hereinafter 'Trademarked Products'. The notification shall explain the Trademarked Products to be distributed and the planned date of first distribution. Licensor shall have at least four weeks to review each such Trademarked Product prior to the planned date of first distribution. Thereafter Licensor shall approve distribution, or indicate the reasons for which approval is denied, or indicate the changes needed for approval. The Licensee may not distribute any such Trademarked Product until written approval from the Licensor. Licensor shall not make requirements for quality which are unreasonable in light of standard industry practices.

10.2 The Licensee agrees to permit the Licensor or its representative to inspect facilities where Trademarked Products are being manufactured and packaged.

10.3 In the event that the above-stated quality standards are not met or maintained throughout the term of this Agreement, the Licensor has the right to require that the Licensee comply with such quality standards.

10.4 The provisions of 10.1-10.3 immediately above shall apply fully to all sublicensees and all sublicenses shall so provide.

11. INSPECTION INVOLVING TRADEMARKS
Licensor shall have the right at any reasonable time to enter upon or have its representatives enter upon the premises of Licensee or any sublicenses to inspect the quality of goods being sold, services being rendered, or goods of services which otherwise use the Licensed Trademark.

12. MARKING OF TRADEMARKS
Licensee agrees to mark all labels, advertising, packaging and other instances of use of the Licensed Trademarks with the notification (TM) or with the symbol consisting of an R within a circle to indicate such trademarks are registered, if and when such trademarks do become registered by the United States Patent and
Trademark Office.    usage of the Licensed Trademarks by Licensee
or any Sublicensees in the U.S. and/or any foreign country shall comply with all established practices of such Countries for notifying or indicating that the Licensed Trademarks are claimed as exclusive.

13, license OF COPYRIGHT WORKS
Licensor hereby grants to Licensee a non-exclusive license to exercise any rights available under copyrights in the United States and all foreign countries in which there are rights in the Licensed Copyright Works, except as otherwise provided in this Agreement, The license granted under this part also includes the right to sublicense others to perform any acts Licensee has a right to perform with respect to the Licensed Copyright Works in the United States and all foreign countries, except as otherwise provided in this Agreement.

14.  DEVELOPMENT OF PROTOTYPES OF LICENSED PRODUCTS
14.1 Licensor agrees to develop six (6) prototype units of the Licensed Product for Licensee by July 1. 1996. These prototypes shall be used for testing and submission for certification to various certifying entities, as described in part 17 below.

14.2 Licensee shall advance Licensor $80,000 for the development of said prototypes. Any funds remaining from the $80,000 following development of the prototypes shall be returned to Licensee within sixty (60) days of completion of development of the prototypes. Licensee agrees to provide Licensor with engineering and machining assistance as requested by Licensor to allow Licensor to manufacture said prototypes.

15.  LIMITATION ON LICENSEES RIGHTS
15.1 All rights granted herein to Licensee shall be limited to only apply with respect to automated playing card shuffling machines which are capable of simultaneously shuffling at least four (4) playing card decks, each playing card deck having approximately fifty-two playing Cards.

15.2 Licensee shall have no rights with respect to other card shuffling machines which are protected by the Licensed Technology.

15.3 All rights not granted to Licensee herein arc specifically reserved to Licensor of Licensor's designee.

16. SUBLICENSING
16.1 Sublicenses granted hereunder shall be limited to the scope of rights and privileges granted to Licensee and subject to the same terms, renditions and obligations.

16.2 Licensee shall notify Licensor of any sublicense granted hereunder.

16.3 If Licensee grants any sublicense hereunder for which Licensee receives monetary or other remuneration or value other than profits on the sale of Licensed Products, then Licensee shall report such grant of sublicensed rights and one third of all value received shall be paid to Licensor.

16.4 Any Sublicensee authorized by Licensee shall be obligated to pay royalties or make other payments as specified herein as obligations of Licensee, if any such Sublicensee receives benefits equivalent to those granted to Licensee and Licensee fails to pay, and any sublicense shall so provide. Any such Sublicense shall only be obligated with respect to benefits received by that Sublicensee and not benefits granted to other Sublicensees or retained by Licensee.

17.   CERTIFICATION of licensed PRODUCTS

17.1 Licensee shall submit prototypes developed under part 14 to the following state gaming commissions and laboratory for approval. licensing, or other certification as required or deemed desirable:
Nevada, New Jersey, Mississippi and Gaming Laboratories, Inc. (individually, "Certifying Authority', collectively, 'certifying Authorities'). Should the prototype not receive certification, licensing or approval by the above-listed entities, then Licensor shall cc have the opportunity to redesign and remanufacture a prototype, and Licensee shall resubmit said prototype to said Certifying Authorities for certification, licensing or approval Thereinafter collectively known as 'Certification').

17.2 licensee and Licensor shall share evenly all such costs of certification. Licensee shall advance to Licensor, Licensor's share of such costs.

1S. MANUFACTURE OF LICENSED PRODUCTS FOR SALE TO LICENSOR
18.1 Licensed or Manufactured Product. Licensor shall be the exclusive supplier of Licensed Product to Licensee. Licensor may either manufacture the Licensed Products directly or have such manufactured by other-, in its behalf.

19. INITIAL PRODUCTION RUN
19.1 Licensor shall initially manufacture 100 units of Licensed Product for Licensee. Licensee shall advance Licensor $689.445 for the manufacture of said 100 units. This includes: (a) $300,125 of costs for initial tooling; and, (b) The remaining $389,320 includes the expected variable costs and costs for testing.

19.2 Licensee will pay $3893.20 per unit for each of the initial production run of 100 units of the Licensed Product. Licensee will be obligated to purchase the initial production run up to 100 units. Said first 100 units shall be delivered to Licensee on or before December 31, 1996. Licensee shall not be obligated to pay royalties under part 21.2 for the initial production run of 100 units.

19.3 The tooling costs will be advanced by Licensee to Licensor or its designated manufacturing subcontractor. Licensee may treat the amounts actually advanced for tooling costs is prepayment of royalties. However, the amounts advanced for such tooling costs will only be deductible to the extent of reducing the royalties otherwise owed by fifty percent (50%), The reduction of royalties for tooling costs will also not be allowed until any other applicable setoff against royalties have been fully setoff and cannot be taken simultaneously with any other diminution in royalties provided for in this agreement.

19.4 Licensor shall be the owner of all production tooling developed by or for Licensor for manufacture of Licensed Product. Licensee shall acquire a security interest in any production tooling purchased or produced using the advance of funds from
Licensee.   However, Licensee shall acquire a security interest in
said tooling only to the extent that advances for the first 100 units to be produced have not been repaid 29 provided under part

20. Continuing Sale of Licensed Products
    20.1 The Licensor will the sole supplier of Licensed Products to Licensee. The sales price for units delivered by Licensor to Licensee other than the initial production run under part 19, shall be $2,500 per unit F.O.B. Spokane, Washington. After December 31. 1996, Licensor shall be allowed to increase the cost of Licensed Product sold to Licensee. Increases will be no more than the increase in the reported increases in the U.S. Government producer price index plus an additional 0.5 percent per year. Price increases are adjustable by Licensor with the same frequency that changes are published by U.S. Government in such index.

20.2 The pricing provided for in this part of the Agreement shall not be in effect beyond December 31, 1997 if Licensor can demonstrate actual costs of production are in excess of $2000 per unit. In Such case. Licensor and Licensee shall negotiate in good faith for a modified sale price.

21.1  Advance Payments.
(a) Licensor shall make payments to Licensee of $1.2 million upon the following schedule
(1) $600,000 to be paid as follows: S200,000 at the time of signing this Agreement, and $100,000 per month for four (4) months following the signing of this Agreement, with the first $100,000 payment due 30 days from the date of signing this Agreement,
(2) $600,000 following certification as described in part 17 per the following schedule: S300,000 following certification by Nevada, $100.000 following certification by New Jersey; $100,000 following certification by Mississippi. $100,000 following certification by Gaming Laboratories, Inc.
(b) The payments made under this part shall be advances against royalties owed by Licensee to Licensor.

21.2 Royalties
(a) Licensee shall pay to Licensor royalties equal to 20 percent of' Gross Profits associated with the sale of all Licensed Products. 'gross Profit' shall be defined as the difference between Net Invoice Price less the price charged by Licensor to Licensee for Licensed Product per part 20.1. 'Net Invoice Price" shall be the price invoiced by Licensee to its customers for Licensed Product. Net Invoice Price does not include packing and shipping charges, rebates, normal trade discounts nor the deductions listed in part 21.7 hereof, but only if such items are shown on the sales invoice for the Licensed Product as a separate charge item. No royalties shall be due on the initial production run of 100 units.
(b) The minimum Net Invoice Price charged by Licensee shall be
$7.500 per unit.
(c) Licensee is only obligated to pay royalties as provided for in parts 21.2 and 21.6 for a period which expires with the expiration date of the last of any Licensed Patent. If no Licensed Patent issues, then royalties shall be paid for twenty (20) years from the filing date of the last filed Licensed Patent.
21.3   Options to Purchase Shares of Licensee Stock
(a) In addition to the royalties to be paid to Licensee under parts
21.2 and 21.6, Licensee shall also make available to Licensor shares in Licensee's company as follows:

(1) An option to purchase up to 50,000 shares of common stock in Licensee's at the fair market price of such stock at the date of signing this Agreement. Such options to vest after the successful completion of certification under part 17. The above described stock options shall be exercisable for five (5) years following the date of signing of this Agreement.

(2) Licensee shall make available to Licensor additional stock options in Licensee based on sales or leases of Licensed Product by Licensor to Licensee according to the following schedule: the first option shall be for 10,000 shares after the sale or lease of the next 1,000 units of Licensed Product; the second option shall be for 7,500 shares following the sale or lease of the next 1,000 units of Licensed Products; the third option shall be for 5,000 shares of stock following the sale or least of the subsequent 1,000 units of Licensed Product; the fourth option shall be for 2,500 shares following the sale or lease of the next 1,000 units of Licensed Products. Each of these options shall be granted within 30 days of achieving the sales or leases indicated and will be offered at the fair market value of the stock on the date that the sales level was achieved. Each option shall be exercisable a period of five (5) years from the date of maturing. Licensor shall require any entity which acquires Licensee's company or any substantial part thereof to offer an equivalent option in the acquiring company's stock to Licensor as are made available hereunder. The above-described options shall be to stock in Licensee, or upon Licensor's acceptance. any company which Licensee intends to operate as or under for purposes of the licensing activities under this Agreement.

21.4   Setoff Against Royalties
(a) Payments actually made to Licensor under part 21.1 shall be setoff against royalties owed under parts 21.2 and 21.6. No interest shall be calculated or due to Licensee on any advances paid to Licensor hereunder, and no royalties shall be withheld to repay any interest or other fees associated with the advances.

(b) Following full setoff of the advances under part 21.4(a) above, shall be entitled to diminish royalty payments owed to Licensor by 50 percent to setoff against the expenses actually advanced to Licensor under parts 14-2. 17 and 19.1(a) until the amounts advanced under these parts has been fully set off. No interest shall be due on any amounts to be set off under this section.

21.5 Royalties on Licensed Products sold in conjunction with or as part of products sold by Licensor.
(a) It is anticipated that Licensor will sell gaming tables, or gaming systems other than shuffling machines which require or incorporate Licensed Products therein or therewith 'Licensor
Products'.   Any Licensor Products for which Licensee provides
Licensed Products, or for which Licensee seances such Licensed Product or such Licensor Product shall bear royalties US follows: for any Licensed Product sold in conjunction with a Licensor Product. Licensee shall pay to Licensor the royalty described under part 21.2 but at a royalty rate of 50 percent instead of 20 percent; for any services provided to Licensed Product sold as part of a Licensor Product, or for services" provided for Licensor Product, Licensee Shall pay to Licensor 50 percent of the Net Invoice Price for such services.

21.6 Royalties on Licensed Products. If Licensee leases Licensed Product instead of selling or having others sell on their behalf, or if a lease of Licensed Product otherwise occurs under this Agreement, then Licensee shall be obligated to pay Licensor royalties at a rate of 20 percent of Gross Lease Profit. Gross Lease Profit is defined as the monthly lease price minus the cost of

Licensed Product sold which will include the monthly depreciation cost for the Licensed Product as well as depreciation on backup units of Licensed Products, plus the cost of servicing the leased units of Licensed Product. The cost of such servicing shall not exceed 20 percent of the net lease revenues derived from Licensee by lease of Licensed Products. Such treatment of leasing for determination of royalties shall not apply where third party pays Licensee and acts as a financial leasing agent, or where Licensee actually receives payments on a basis other than the actual lease payments. In such cases royalties are determined based on the amount and timing of payments received by Licensee and not those received by any financing and leasing organization.

21.7 Licensee shall be entitled to a deduction for the amount of royalties otherwise payable or paid for:

(a) Licensed Product sold rendered by Licensee under this Agreement but for which full credit is granted to a customer due to defect in the Licensed Product. and

(b) Licensed Product that arc lost or damaged in transit and for which Licensee is not reimbursed by insurance payments or otherwise.

21.8 If any product sold by Licensee or any Sublicensee incorporates or uses Licensed Copyright Works after the obligation to pay royalties under parts 21.2 or 21.6 has ceased, then
Licensee and all Sublicensees shall pay royalties in an amount equal to five (5.0%) of the Net Invoice Price and shall otherwise be treated in a manner similar to Licensed Products.

21.9 If no royalties ire being paid on the Licensed Product as provided for in part 21.2 or 21.6. then Licensee agrees to pay a royalty on products sold or services tendered which use the Licensed Trademarks in an amount equal to ten percent (10.0%) of the Net Invoice Price and shall otherwise be created in a manner similar to Licensed Products.

21.10 Royalties and any other payments owed under this Agreement will be paid four times a year unless specified otherwise herein. Payment will be made by January 31 for amounts owed which accrued during the previous royalty period including October, November and December (last quarter). Payment will be made by April 30 for amounts owed which accrued during the previous period including January, February, and March (first quarter). Payment will be made by July 31 for amounts owed which accrued during the previous period including April. May and June (second quarter). Payment will be made by October 31 for amounts owed which accrued during the previous period including July, August. and September (third quarter).

21.11 All monetary amounts specified in this Agreement are in United States Dollars.

21.12 Licensee bears all risk of exchange rate changes with any invoices made in foreign currencies considered converted at the average of buy and sell rates specified in the Wall Street Journal for the invoiced date.

21.13 All payments made by Licensee hereunder shall be made to Licensor at Licensor's address indicated herein. or at such place as shall be designated by Licensor from time to time.

21.14 Any royalties, payments or other compensation not paid by the due date shall bear interest at the rate of one and one-half percent (l 1/2%) per month or any part of a month overdue, unless a smaller rate applies by law in which case the legal rate nearest thereto shall apply.

22.  TRANSFER OF DOCUMENTATION
Licensor shall disclose to Licensee at its chosen location, equipment and documentation, including without limitation, drawings, lab books, sketches, design layouts. software, hardware, source codes, copies of patents, copies of patent applications, and related matters reasonably needed by Licensee to sell, lease and service the Licensed Product.

23. DISCLOSURE OF TECHNOLOGY

23.1 The Licensed Technology communicated to Licensee hereunder shall remain the exclusive property of Licensor subject to the licenses granted herein. Except as otherwise expressly contemplated, Licensee agrees to use its best efforts to prevent the disclosure of the Licensed Technology insofar as it 'Ls proprietary to Licensor to any third party not affiliated with Licensee
23.2 Licensor agrees to disclose all pertinent information concerning the Licensed Technology to Licensee including:
(a) All information concerning designs for the Licensed Technology;
(b) Licensor further agrees to disclose improvements as set forth in part 29 10 this Agreement.

24, CONFIDENTIALITY OF DISCLOSURE AND LICENSED TECHNOLOGY

24.1 Licensee agrees (hat &U disclosure from Licensor to Licensee under this Agreement is done in confidence except for the information contained in any issued Licensed Patent. All materials embodying Licensed Technology shall be maintained in confidence as a trade secret 1949 and not disclosed except ax expressly allowed in this Agreement. Incidental writings and information included in the materials describing and disclosing Licensed Technology are not bound to secrecy and nondisclosure if such writings and information are generally known in the trade or if such writings or information later become generally known in the trade or to the public through no fault of Licensee, and such writings and information do not contain confidential information concerning the Licensed Technology.

24.2 Licensor agrees that Licensee can disclose confidential information contained in the Licensed Technology to sublicensees who are also bound by agreement to receive such information in confidence, to maintain the secrecy thereof, and to not disclose the content of such information. under at least the same conditions as described above with respect to Licensee.

24.3 Licensee agrees to mark all materials which include confidential information relating to the Licensed Technology and that said materials shall be marked 'proprietary", `Confidential", 'Secret". or with words of similar meaning. All materials embodying confidential Licensed Technology shall remain the property of
Licensor.      All sublicenses shall similarly require that
materials embody in confidential Licensed Technology shall be the property of Licensee. subject to the rights of Licensor as indicated in this Agreement.

24.5 Nothing herein shall be implied as restricting Licensee's ability to market Licensed Products.

25. PATENT APPLICATION

25.1 Rights to File - Licensor shall have the right to have applications for patents, utility models. design patents and similar forms of legal protection (hereinafter collectively referred to as 'patents') filed on all patentable inventions or otherwise protectible interests contained within the Licensed Technology. Licensee agrees that Licensor shall have primary responsibility for preparing, filing and prosecuting any such patent applications, and that all such work shall be done with expenses shared equally between Licensor and Licensee. except as provided below. If Licensee elects in writing not to pay or pursue efforts, refuses to pay Licensee's share of the costs, or to elects to terminate efforts to secure patent protection in any country, then Licensor may proceed at its own expense. If Licensor Proceeds with efforts to obtain patent protection in any such country, then all patent rights and other Technology Rights in such country(s) shall be the exclusive property of Licensor, and Licensee shall not have any license under this Agreement in the country(s) in which Licensor elects not to proceed.

26, REGISTRATION OF LICENSE
If under the law of any jurisdiction other than the United States of America the execution or registration of any registered user or similar agreement in respect of any of the Patents or Licensed Technology is required or permitted in order for Licensee to obtain the full benefit of this Agreement, Licensee may, at its own cost and expense. register this Agreement or execute or register the appropriate registered user or similar agreement in order that Licensee shall obtain such full benefit as aforesaid.


27. PERFORMANCE BY LICENSEE

27.1 Licensee shall sell or lease Licensed Product according to the schedule below. Failure by Licensee to achieve the specified sale or lease of Licensed Products shall be deemed a material breach of the contract and shall justify Licensor in immediate
termination under part 44.1.   For purposes of this section, "Start
Date' shall be defined as the day the second Certification is received under part 17.

27.2 Licensee shall sell or lease 200 units of Licensed Product within 18 months of the Start Date. Thereafter Licensee shall sell or lease 300 additional units of Licensed Product per each calendar year.

27.3    Should Licensee fail to sell or lease the minimum units
described under part 27.2,   then Licensor shall, at its sole
discretion. have the option to either a) terminate this License Agreement as provided under part 44.1 or b) convert Licensee's rights hereunder so that all rights are non-exclusive.

27.4 If Licensee fails to meet the 18 month minimum sales or leases of Licensed Products, and Licensor elects to terminate under part 27.3. then Licensor shall repay the advances paid i to Licensor under part 21.1. Licensor shall have no obligation to repay To Licensee any advances paid under parts 14. 17, or 18, for development, certification. or manufacture respectively of Licensed Products.

27.5 If in months 19 through 30 following the Start Date. Licensee fails to sell an additional 300 units of licensed Product and Licensor elects to terminate under part 27.3 then Licensor shall repay to Licensee S600,000 of the advance paid under part
21.1. and no other refunds of any advances paid hereunder shall be due. No interest shall be due or payable on any amounts to be refunded hereunder.

27.6 If in months 33 through 42 following the Start Date. Licensee fails to sell an additional 400 units of Licensed Product and Licensor elects to terminate under part 27,3 then Licensor shall repay to Licensee $300,000 of the advance paid under part
21.1. and no other refunds of any advances paid hereunder shall be due. No interest shall be due or payable on any amounts to be refunded hereunder.

27.7 If in months 43 through 54 following the Start Date, Licensee fails to sell an additional 500 units of Licensed Product and Licensor elects to terminate under part 27.3 then Licensor shall repay to Licensee $150,000 of the advance paid under part 21 , and no other refunds of any advances paid hereunder shall be due. No interest shall be due or payable on any amounts to be refunded hereunder.

27.8 If in months 55 through 66 following the Start Date. Licensee fails to sell an additional 500 units of Licensed Product and Licensor elects to terminate under part 27.3 then Licensor shall repay to Licensee $75,000 of the advance paid under part 21.1, and no other refunds of any advances paid hereunder shall be due. No interest shall be due or payable on any amounts to be refunded hereunder,

27.9 Should Licensee fail to meet the sales and lease minimums of 500 Licensed Product in any calendar year following month 67 after the Start Date and Licensor elects to terminate as authorized under part 273, then no financial compensation to Licensor by Licensee shall he required.

27.10 Minimum Royalty. Notwithstanding any of the other provisions in this part 27, Licensee shall make the following minimum royalty payments to Licensor:
(a)   In  the eighteen (18) months following the Start Date, $
(b)   In months 19 through 30 following the Start Date, $
(c)   In months 33 through 42 following the Start Date, $
(d)  In months 43 through 54 following the Start Date. $
(e)  In months 55 through 66 following the Start Date, $
(f)  In any month following month 66 from the Start Date, $

27.11  The obligations to make minimum sales	and loans and pay
minimum royalties is contingent upon Licensor's ability to provide Licensed Product to Licensee. The obligations to provide minimum sales and royalty payments shall be adjusted proportionately should any shortfall in the supply of Licensed Product which is the fault of Licensor occur.

27.1.2 Should the manufacture Or certification of Licensed Product be delayed or restricted as a result of the design and/or manufacture of the Licensed Product, then the Parties agree to negotiate in good faith to reschedule the minimum sales and lease requirements and the minimum royalty payments required hereunder.

28.  REIMBURSEMENT FOR EXPENSES

Licensor in its sole discretion may make available to Licensee technical support at Licensee's request. Licensee agrees to reimburse Licensor for any such services at Licensor then prevailing rates. including travel and other expenses incurred in providing such services.

29.  IMPROVEMENTS AND DEVELOPMENTS IN LICENSED TECHNOLOGY

29.1 Improvements by Licensor - Improvements, enhancements and additional inventions hereinafter 'Licensor Improvements) shall Technology unless such falls within the scope part 3.1. Licensee shall have the same rights and obligations with respect to such Licensor Improvements, starting with disclosure to Licensee, as applies to Licensed Technology in general under this Agreement. patent applications on any Licensor Improvements shall be handled as indicated in part 25.

29.2 Improvements by Licensee - Improvements, enhancements and additional inventions relating to the Licensed Technology by employees Of Licensee (hereinafter "Licensee Improvements"), shall be disclosed to Licensor within one, (1) month of discovery, Rights in any improvements shall revert to Licensor. Licensee shall be responsible for any and all costs of obtaining patent protection on any Licensee in movements. Licensee employees shall be responsible for any and all costs of obtaining patent protection on any Licensee Improvements. Licensee employees shall provide Licensor such reasonable assistance as is necessary to allow Licensor to file any patent applications on Licensee improvements.

29-3 Improvements by Sublicensees - Improvements. enhancements and additional inventions relating to the Licensed Technology by employees of any sublicensees (hereinafter 'Sublicensee Improvements'), shall be governed by the sublicense under which the Sublicensee is licensed. Sublicensees must agree to disclose all such Sublicensee improvements to Licensee within one (1) month of discovery. Licensee agrees to disclose any such Sublicensee Improvements to Licensor within one (1) month of disclosure by a
Sublicensee to Licensee.   Licensor shall accede to all rights
granted to Licensee in any Sublicensee Improvements as 2i provided in the sublicenses governing the license of Licensed Technology to the Sublicensee. The filing of patent applications and allocation of costs and responsibility therefor on Sublicensee Improvements shall be as provided in part 25 to the extent possible under the rights and obligations of Licensee under the applicable sublicense.

30. EMPLOYEE INVENTION AGREEMENTS

Licensee agrees that all Licensee employees, agents and consultants given access to the Licensed Technology shall sign a confidentiality agreement and invention assignment agreement whereby any improvements. enhancements and new inventions relating to the Licensed Technology are required to be disclosed and assigned to the Licensee.

31. REPORTS AND ACCOUNTING
31.1 Reports - Licensee shall provide to Licensor quarter-yearly reports indicating the total quantity of Licensed Product sold. rented, or leased by Licensee, any sublicensees or others who have been authorized by Licensee to practice any of rights licensed by Licensor to Licensee under this Agreement. Such reports shall indicate the total number of such Licensed product categorized by each organization and the total value of the Net Invoice Price and Gross Profit associated with the total number of such Licensed Product. Such reports shall also indicate the number of products sold in each certifying state identified under part 17. The reports shall further indicate the royalties and any other payments owed by Licensee and all sublicensees. The reports shall be made to Licensee by the same due date as any royalty payments which are due or would be due. Reports shall be made even if no royalties are believed owed.

31.2 Accounting - Licensor shall have the right to inspect the records of Licensee and sublicensees which are relevant to indicate the amount of royalties or other compensation owed or paid in connection with this Agreement. Licensor shall also have the right to inspect the records of Licensee and all Sublicensee which are relevant to the quality of Licensed Products so produced by or for Licensee and all sublicensees. The rights to inspect indicated herein include the right to have an audit conducted by an
appropriate auditing or accounting firm.    If an audit indicates
that an amount in excess of Five Thousand Dollars is owed Lo Licensor which should have been previously paid under the provisions of this Agreement, then the cost of the audit shall be fully paid by Licensee or the Sublicensee who owes such amount.

32. MARKING OF PRODUCTS EMBODYING PATENT RIGHTS AND COPYRIGHTS

32.1 Licensee agrees that all Products and equipment sold, leased or distributed hereunder which is within the scope of any claim issued in a U.S. or foreign patent shall be marked with one or more patent numbers or other notices in a manner consistent with and as required by the laws of the jurisdiction in which the products and equipment are to be sold or otherwise used or distributed. Failure to so mark all patented products and equipment will subject Licensee to liability to Licensor for losses associated with such failure to mark.

32.2 Licensee also agrees to mark all reproductions. copies and derivative works based on Licensed Copyright Works with notice of the claim to copyrights as required to fully protect such Licensed Copyright Works under the laws of the jurisdiction in which the reproductions, copies or derivative works are to be sold or distributed.

32.3 The provisions of this part shall apply to sublicensees and all sublicenses shall provide.

32.4 Licensee agrees to indicate Licensor's invention of Licensed
Products in promotional and advertising materials.

33.  ASSIGNMENT OF RIGHTS AND OBLIGATIONS

33.1 Because of the nature of Rights and obligation granted hereunder, neither Licensor nor Licensee can assign any rights or obligations under this Agreement unless the proposing assignor has received written authorization from the other party.

34. LIABILITY RISK
34.1 Licensee agrees to assume all risk of legal liability which may arise from Licensee activities, including without limitation, providing services, sublicensing, designing, manufacturing transporting, distributing and selling products licensed under this Agreement. Licensee further warrants and agrees to hold harmless, defend and indemnify Licensor against claims arising from Licensee's activities.

35.  INSURANCE POLICY FOR MANUFACTURING AND SALE OF PRODUCTS
If Licensee is engaged in the manufacture or sale of any services other than technical consulting relating to the Licensed Technology, then Licensee shall, throughout the term of this Agreement, obtain and maintain at its own cost and expense, from a qualified insurance company, standard Product Liability Insurance, the form of which must be acceptable to the Licensor, naming the Licensor as an additional named insured. Such policy shall provide protection against any and all claims, demands, and cause of action-arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products, or any use thereof. The amount of coverage shall be in an amount which License and Licensor shall establish from time to time. The policy shall provide for thirty (30) days notice to the Licensor from the insurer by Certified Mail, return receipt requested, in the event of any
modification, cancellation, or termination.   The Licensee agrees
to furnish the Licensor a certificate of insurance evidencing same before beginning manufacture or sale of any product or beginning services other than technical consulting services relating to the Licensed Technology. All sublicenses shall Provide for similar or better coverage by all sublicensees.

36.  BEST EFFORTS AND DILIGENCE
Licensee shall use its best efforts to diligently market Licensed
Products and Licensed Services. A determination of best efforts and diligence under this part may consider various relevant factors.

37, WARRANTIES OF LICENSOR
37.1 Licensor makes only the warranties expressly made below.
(a) Licensor has no information indicating that the subject matter of the Licensed patents infringes any U.S. or foreign patents.
(b) Licensor warns that the Licensed products which it provides to Licensee shall meet the warranties of fitness for a particular purpose.
(c) Licensor makes no other warranties.

38.   DISCLAIMER OF WARRANTIES BY LICENSOR

38.1 Licensor hereby disclaims all warranties not expressly made herein and further specifically disclaims as set forth below.

(a) No warranty or representation is made that practice of the Licensed Technology by Licensee or its sublicensees as allowed under this Agreement will not infringe upon patent or trademark rights of a third party.
(b) No warranty or representation is made that additional patent protection will necessarily be obtained on the Licensed Technology.
(c) No warranty is made to indemnify Licensee for any claims arising from Licensee's activities under this Agreement.

39, - ENFORCEMENT OF PATENT rights
Licensee shall be primarily responsible for enforcing any U.S. patents against infringers thereof. Licensee shall not be obligated to institute legal proceedings for infringement. If Licensee refuses to institute legal action, then Licensor may at its election sue for infringement or other cause. Any recovery under such legal actions shall be first used to pay attorney fees, court costs and all other litigation expenses, and second be used to pay Licensor for any payments which are due under this Agreement. The remainder shall be divided between the parties based upon their relative payment of the total litigation costs.
Licensor agrees to allow Licensee to take legal action solely in
Licensee's name and to additionally include or join   Licensor as a
party, if necessary.

40.  notification OF Infringement
Licensee and Licensor both agree to notify the other within ten
(10) days of becoming aware of any infringement of Licensed
Technology by third parties.

41, INTERCHANGE OF TECHNICAL AND MARKET INFORMATION
Licensor and Licensee agree to Interchange all technical and market information which relates to the Licensed Technology in the marketing, sale, distribution, design and other aspects of licensing development and marketing of the Licensed Technology.

42.  COMPLIANCE WITH EXPORT OF TECHNOLOGY AND OTHER LAWS

Licensee agrees to comply with all U.S. and foreign government statutes governing import and export of technological information,
taxes and other applicable laws.   Since the technological
information licensed hereunder is initially subject to the laws of the United States, no disclosure to individuals or organizations which constitutes a violation of the export of technology laws or other U.S. or state statute of similar nature or effect, shall occur by Any further improvements or inventions which become part of the Licensed Technology shall similarly be controlled by U.S. law or the law of any foreign nation in which such inventions or improvements are created, or as otherwise made applicable under such U.S. or foreign law.

43.  CONVERSION

43.1 If Licensee fails to comply with the terms of this Agreement, then Licensor may convert one or more of the exclusive licenses granted to Licensee hereunder into non-exclusive license(s). Conversion shall also be possible if Licensee becomes insolvent. bankrupt or unable to conduct business. Such conversion shall be effectuated by Licensor sending a certified letter, return receipt requested, containing a notice indicating the breach of this Agreement upon which conversion is to be based. Licensee shall then have a cure period with a duration as set forth in part 43.2 of this part starting from the date the notice of breach is delivered or presented at the last known notification address during which to cure the breach. If Iicensee fails to cure, then conversion shall occur upon Licensor's mailing of a notice of conversion after the expiration of the cure period. Conversion shall not diminish Licensee's obligation to make payments hereunder. Conversion of this Agreement from an exclusive to a nonexclusive license shall not change the status of sublicenses entered into by Licensee in accordance with this Agreement, unless the sublicense(s) are exclusive in which case they shall become non-exclusive and limited to the same extent as the licenses held after conversion by Licensee. No further sublicenses shall be granted by Licensee after conversion without specific written authorization and confirmation from Licensor.

43.2 The cure period used in this part shall be six (6) months under part 36; thirty (30) days under part 24 and with respect to monetary payments due under part 21; zero (0) days under part 32, and ninety (90) days in all other cases.

44.  TERMINATION By LICENSOR

44.1 If Licensee fails to comply with any of the provisions of parts 4-25 or 27-36. or if Licensee falls to make payments under this Agreement, or if Licensee becomes insolvent, bankrupt or unable to conduct business, or if Licensee otherwise materially breaches this Agreement, then Licensor may terminate the licenses granted herein. Such termination shall he effectuated by Licensor sending a certified letter, return receipt requested, containing a notice indicating the breach and that termination pursuant to this Agreement will be made if Licensee does not cure the breach. Licensee shall then have a cure period with a duration as set forth in part 44.2 of this part starting from the date the notify of breach is delivered or presented at the last known notification address during which to cure the breach. If Licensee fails to cure. then termination shall occur upon Licensor's mailing of a notice of termination after the expiration of the cure period.

44.2 The cure period used in this part shall be six (6) months under part 36; thirty (30) days under part 24 and with respect to monetary payments due under part 21, zero (0) days under part 32;
and ninety (90) days in all other cases.

45, EFFECT OF TERMINATION BY LICENSOR

45.1 If this Agreement is terminated, no Licensed Products may be sold or distributed or any promotional material used, or any Technology Rights, Trademark Rights or Copyrights sublicensed without the prior express approval of the Licensor, except that Licensee may continue to use the same for a period of six (6) months thereafter to complete Licensee's performance under any contracts which were awarded prior to such termination and to dispose of stocks of inventory and Licensed Products subject to the payment of the royalties provided herein. Such continued action shall accrue royalties which must be paid to Licensor.

45.2 Upon termination of this Agreement, all payments then owed shall become immediately due and payable, All amounts owed after termination shall be paid within thirty (30) days of the invoiced sale, rental payment or other event creating an obligation to pay.

45.3 After termination of this Agreement, all rights licensed herein shall revert to the Licensor who may assign or license
others to use the Licensed Technology, Licensed    Trademarks,
Licensed Copyrights. Licensee agrees to stop all further use of the Licensed Technology and turn over to the Licensor materials which relate to the Licensed Technology. 'The Licensee shall be responsible for any damages caused by the unauthorized use of Such materials or reproduction materials which are not turned over.

45.4 Sublicenses entered into by Licensee will be transferred to Licensor if Licensee's rights and obligations under this Agreement are terminated, and Licensor shall accede to all of Licensee's rights in and under the applicable sublicenses.

46. TERMINATION BY LICENSEE
46.1 Licensee shall have the right to terminate this Agreement for material breaches by Licensor.

46.2 Termination shall be effected in a manner consistent with the procedure set out in part 44. The cure period shall be ninety (90) days.

47.  EFFECT OF TERMINATION BY LICENSEE
47.1 Termination by Licensee shall require all materials embodying Licensed Technology to be returned to Licensor by the Licensee and any sublicensees. Licensee's obligation to make payments under this Agreement shall end after termination except with respect to future sales or other events for which payments are still owed at or after the time of termination,

47.2 Following termination by Licensee, Licensor shall have no obligation to repay to Licensee any advances paid by Licensee under this Agreement.

48.  modification OF AGREEMENT
No modification of this Agreement shall be valid or binding unless the modification is executed in writing signed by all parties to this Agreement.

49.  NO WAIVER
No waiver by either party of a breach or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

50, SEVERABILITY
In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement and shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid. Illegal. or unenforceable, had never been contained herein.

51.  APPLICABLE LAW
This Agreement shall be construed and governed in accordance with tile laws of the State of Washington,

52.  JURISDICTION AND VENUE
The parties hereto agree that jurisdiction and venue shall be proper as provided for under law.

53, HEADINGS
The headings, titles and subtitles in this Agreement are inserted for convenience of reference only, and do not limit the terms and provisions of this Agreement.

54.  notices
54.1 All notices required to be sent to either party shall be in writing and sent by registered or certified mail. postage prepaid, return receipt requested, or by telex or telegram, charges prepaid to the parties at the addresses given hereinabove, or such future addresses as the parties shall designate in writing. Notices ran also be communicated by fax but are not considered effective unless the party being notified confirms receipt of the fax in writing or by a return fax indicating receipt of the notice previously sent by fax. Payments can be sent by first class mail.

55. Relationship OF THE PARTIES
This Agreement does not create a partnership or joint venture between the parties and the Licensee shall have no power to obligate or bind the Licensor in any manner whatsoever, except as specifically expressed in this Agreement.

56. Attorney's Fees
If either of the parties to this Agreement institute arbitration or legal proceedings to enforce the terms of this Agreement, the parties agree that the unsuccessful party to such arbitration or legal proceedings shall pay the reasonable attorney's fees and legal Costs Of both parties, as the same may be approved by the arbitrator or court having jurisdiction over such proceedings.

57.  INTEGRATION, ENTIRE AGREEMENT
This instrument constitutes the entire agreement between the parties. Neither party shall be bound by any terms, conditions, understandings, warranties, statements or representations, oral or written, not contained in this Agreement. Both parties hereby acknowledge that the execution of this Agreement was not induced or motivated by any promise or representation made by any other party, other thin the promises and representations expressly set forth in this Agreement. All previous negotiations, statements, and preliminary instruments by the parties or their representatives are merged into this Agreement. except as expressly provided herein.

58. COUNTERPART ORIGINAL AGREEMENTS

This Agreement shall be executed in multiple original counterparts with each party retaining one copy thereof.

59, EFFECTIVE DATE OF AGREEMENT AND TERM OF AGREEMENT
59.1 The effective date of this Agreement is the date as of which this Agreement has been executed by all parties hereto.

59.2 This Agreement shall terminate when terminated by Licensor or Licensee as provided in this Agreement. If neither party terminates this Agreement as provided herein. then appropriate provisions of this Agreement shall be applied until complete cessation of all use of the Licensed Trademarks. Licensed
Copyrights, and Licensed Technology by Licensee or any Sublicensee, or until no further payments are due hereunder. whichever is longer.

60, - ARBITRATION
60.1 Any controversy or claim arising out of or relating to this Agreement or tile breach of any representation, warranty, covenant Or agreement contained herein, shall be decided by arbitration in accordance with the Commercial Arbitration Rules (C.A.R.') of the American Arbitration Association (A.A.A.) then obtaining, unless the parties otherwise mutually agree in writing, The dispute shall be decided by a panel of three arbitrators (each an Arbitrator' and collectively, the 'Arbitrators) one arbitrator chosen by each of the Licensor and Licensee, and the third by the two selected arbitrators in accordance with C.A.R. and A.A.A. The decision and the award of damages rendered by a majority of the Arbitrators shall be final and in binding and judgment may be entered upon it in any court having jurisdiction thereof.

60.2 The arbitration shall be held as promptly as practicable after actual receipt of notice that the other party has filed a notice for arbitration with the A.A.A. (the "Notice') on such dare, and at such a place and time convenient to the parties and to the Arbitrators, except that if the parties cannot agree, the Arbitrators shall decide such date, place and time. The Arbitrators shall make their decision promptly and any award of damages shall be made, unless otherwise mutually agreed by the parties in writing, no later than fifteen (15) days from the date of closing of the hearings or if oral hearings have been waived. from the date of transmitting the final statements and proofs to the Arbitrators.

61. EXECUTION BY LICENSOR - CASINOVATIONS INCORPORATED


Date:                         By:


State of
              Ss
County of

I certify that I know or have satisfactory evidence that signed this instrument, and upon oath acknowledged that he had authority to act in behalf of Casinovations, Incorporated and further acknowledged this instrument to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.


Dated:
                           Notary Public

Residing it

[SEAL]                     My appointment expires:

62. execution By LICENSEE- SHUFFLE MASTER, INC.



Date:                      By:



State of

                      ) Ss

County of


I certify that I know or have satisfactory evidence that signed this
J9 instrument, and upon oath acknowledged that he had authority to act in behalf of Shuffle Master, Inc. and further acknowledged this instrument to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.




Dated:
                            Notary Public

Residing at

[SEAL)                      My appointment expires:



63. APPENDIX A - LICENSED TRADEMARKS


The Licensed Trademarks at the time of execution include.
CASINOVATIONS
RANDOMIZER
RANDOM EJECTION SHUFFLER








mm 19 OF, 19

EXHIBIT C

PROMISSORY NOTE
S300,000.00
Spokane, Washington
January 15, 1996


1. Promise to Pay. FOR VALUE RECEIVED, the undersigned, SHARPS INTERNATIONAL LIMITED PARTNERSHIP, a Nevada limited partnership ("Borrower"), does hereby promise to pay to the order of RICHARD S. HUSON ("Lender"), at 121 S.W. Morrison, Suite 1400, Portland, Oregon 97204, or at such other place as Lender may from time to time designate in writing, the principal sum of Three Hundred Thousand and No/100 Dollars ($300,000.00), together with all interest thereon and other sums herein referred to.

2. Interest and Payment Terms. The unpaid principal hereof shall bear interest from the date of this Note until default at the rate of nine and one-half percent (9.5%) per annum. This Note shall be due and payable, without demand, on July 15, 1996.

3. Calculation of Interest and Application of Payments. Interest shall be calculated on a 365 or 366-day year, as applicable, based on actual days elapsed. Each installment hereunder shall be first applied to the payment of costs and expenses for which Borrower is liable hereunder, next to the payment of accrued interest, and lastly to the reduction of principal. This Note shall continue to bear interest at the Note rate (or at the Default Rate, as hereinafter defined, if and so long as any default exists hereunder) until and including the date of collection, and all payments hereunder shall be calculated by and shall be payable in the lawful money of the United States which shall be legal tender for public and private debts at the time of payment.

4. Prepayment. Borrower shall have the right at any time to prepay the whole or any part of this Note without prepayment premium or fee.

5. Default Rate. If and so long as any default exists under this Note or any of the security granted to secure this Note, the interest rate on this Note, and on any judgment obtained for the collection of this Note, shall be increased from the date the default is declared to a rate (the "Default Rate") equal to five percent (5%) per annum in excess of the Note rate. Borrower acknowledges that the imposition of the Default Rate will result in the then effective interest rate in this Note being increased from
9.5 % per annum to 14.5 % per annum.

6. Costs of Collection. Borrower promises to pay all costs, expenses and attorneys' fees incurred by Lender in the exercise of any remedy (with or without litigation), in any proceeding for the collection of the debt, in any foreclosure of the Partnership Pledge and Security Agreement or the realization upon any other security securing this Note, in protecting or sustaining the lien or priority of said Partnership Pledge and Security Agreement 'd other security, or in any litigation or controversy arising from or connected with this Note or the Partnership Pledge and Security Agreement, including any bankruptcy, receivership, injunction or other proceeding, or any appeal from or petition for review of any of the foregoing, in which Lender prevails. If a judgment is obtained thereon which includes an award of attorneys' fees, such attorneys' fees, costs and expenses shall be in such amount as the court shall deem reasonable. All collection costs, expenses and attorneys' fees are payable on demand, shall bear interest at the Default Rate from the date of demand to and including the date of payment to Lender, and shall be fully secured by the Partnership Pledge and Security Agreement and other security granted in connection with this Note.

7. Collateral. This Note is secured by a Partnership Pledge and Security Agreement relating to certain partnership units owned by Randy D. Sines and Cheryl L. Forte ("Grantors") in Borrower. The Partnership Pledge and Security Agreement, the Funding Agreement among Grantors, Borrower, Lender and Sines Forte Partnership pursuant to which this Note is executed, and all other documents executed in connection with this Note are collectively referred to hereinafter as the "Related Documents."

S.  Defaults, Acceleration. Time is of the essence of this Note.
The occurrence of any of the following shall, without notice, demand or opportunity to cure, constitute an event of default under this Note and each of the Related Documents:

(a) Failure of Borrower to make any payment required to be paid by Borrower under this Note or the Related Documents in strict accordance with the terms thereof;

(b) Failure of Borrower to perform any other covenant, agreement or other obligation contained in this Note or the Related
Documents;

(c) Any warranty, representation, or statement made or furnished to Lender by or on behalf of Borrower proving to be or having been false in any material respect when made or furnished;

(d)  The occurrence of any event of default under the Related
Documents;


	(e) If any assignment by Borrower or any partner of Borrower, or any of them, for the benefit of creditors shall be made; or

(f) If Borrower or any partners of Borrower shall voluntarily file a petition under the Federal Bankruptcy Act, as such Act may from time to time be amended, or under any similar or successor Federal statute relating to bankruptcy, insolvency arrangements or reorganizations, or under any state bankruptcy or insolvency act, or file an answer in an involuntary proceeding admitting insolvency or inability to pay debts, or if Borrower or any partners of Borrower shall fail to obtain a vacation or stay of involuntary proceedings brought for the reorganization, dissolution or liquidation of Borrower or any partners of Borrower, or if Borrower or any partners of Borrower shall be adjudged a bankrupt, or upon dissolution, business failure or discontinuance of Borrower or any partners of Borrower as a going business (except for labor disputes), or if a trustee or receiver shall be appointed for Borrower or any partners of Borrower, or Borrower's or any partners of Borrower's property, or if the partnership interests of Borrower shall become subject to the jurisdiction of a Federal bankruptcy court, or similar state court, or if Borrower or any partners of Borrower shall make an assignment for the benefit of creditors, or if there is an attachment, execution or other judicial seizure of any portion of Borrower's or any partners of Borrower's assets and such seizure is not discharged within ten (10) days;

then, upon the occurrence of any such event of default, after expiration of any applicable notice and cure period, the entire principal sum, with accrued interest thereon due under this Note, shall, at the option of Lender, become due and payable forthwith, without further notice. No failure to exercise such option shall be deemed a waiver on the part of Lender of any right accruing thereafter.

9. Borrower's Right to- Cure. Upon an event of default, except as otherwise provided below, Lender shall not accelerate this debt, make any payments for which Borrower is primarily liable, or foreclose upon or attach any assets of Borrower unless it first gives Borrower written notice of such default at Borrower's address and in the manner described for notices described in Section 16 below and unless such default is not fully cured within the following periods:

(a) three (3) days after such notice is given in the event of any failure to make a monetary payment,

(b) fifteen (15) days after such notice is given in the event of nonmonetary defaults not subject to other provisions of this Section, provided (i) within five (5) days after such notice is given, Borrower commences its cure and submits to Lender in writing its plan to cure; and (ii) the cure is continuously pursued by Borrower with due diligence. If in Lender's sole judgment such default is not reasonably capable of being cured within fifteen (15) days, Borrower shall have such additional time as is reasonably necessary to complete the cure, but in no event more than thirty (30) days after the notice of default is given; or

(c) sixty (60) days after the filing of any involuntary petition in bankruptcy against or for the appointment of a receiver for Borrower (except for petitions filed by Lender), with the dismissal of such petitions by the court within such period being deemed to cure such default.

Notwithstanding the above provisions, the notice and cure periods provided for in this Section shall not apply in the following circumstances:

(a) any default of the type described in subsection 8(c), if but only if, as a result of such default, Lender reasonably determines that the value of all or a substantial portion of the Pledged Collateral (as described in the Partnership Pledge and Security Agreement), or Lender's security interest in that Pledged Collateral, is materially impaired; or

(b) if Grantors transfer or encumber all or any portion of their interest in the Pledged Collateral (as defined in the Partnership Pledge and Security Agreement) without obtaining any required consent of Lender or as expressly permitted by this Note or the Partnership Pledge and Security Agreement; or

(c) in any circumstance when a delay in effecting a cure is, in the reasonable judgment of Lender, likely to result in any Pledged Collateral being damaged, becoming uninsured or rendered unavailable to Lender or the value thereof being materially and adversely affected, or Lender's ability to recover its outstanding balance from Borrower being materially affected; or

(d) any default of the same type or nature which occurs more than twice; or

(e) any filing of a voluntary petition in bankruptcy by Borrower or any partner in Borrower, or for the appointment of a receiver or trustee of all or a portion of Borrower's property; or

(f) any assignment for the benefit of creditors, fraudulent conveyance, or other plan or action instituted by Borrower or any partner in Borrower in an attempt to avoid the satisfaction of any lawful indebtedness.

The Provisions of this Section shall apply to defaults under all documents executed as security for this Note, and unless expressly stated to the contrary in such documents any notice or cure period referred to therein shall be deemed to incorporate said provisions. If any of said documents are inconsistent with this Section, this section shall be controlling, unless said other document expressly provides otherwise. that additional notice or cure periods are provided in this or any other such documents or are required by any other contract or by law, said periods and those contained in this section shall run concurrently. Nothing in this section shall be construed as extending the term of this Note or the date upon which a default occurs, and no decision to forego any remedy for any given default shall be deemed a waiver on the part of Lender of any right relating to any other default. No failure to give any notice of any default shall constitute a waiver of such default or any remedy which may be available in connection therewith. This section shall be strictly construed, and shall not impair the exercise of any remedy not referred to above immediately upon default, including , without limitation, the seeking of any mandatory or prohibitive injunction or 9 restraining order or appointment of receiver.

10. Usury . Borrower hereby represents that this loan is for commercial use and not for personal, family or household purposes. It is the specific intent of the Borrower and Lender that this Note bear a lawful rate of interest, and if any court of competent jurisdiction should determine that the rate herein provided for exceeds that which is statutorily permitted for the type of transaction evidenced hereby, the interest rate shall be reduced to the highest rate permitted by applicable law, with any excess interest theretofore collected being applied against principal or, if such principal has been fully repaid, returned to Borrower on demand.

11. Renewals. Borrower, and all others who may become liable for all or any part of this obligation, consent to any number of renewals or extensions of the time of payment hereof and to the release of all or any part of the security for the payment hereof.

Any such renewals, extensions or releases may be made without notice to any of said parties and without affecting their liability.

12.  Multiple P           If Borrower is composed of more than one
person
or entity, each of such persons shall be jointly and severally liable for the indebtedness evidenced hereby. A default on the part of any one person or entity comprising Borrower or any guarantor of this Note shall be deemed a default on the part of Borrower hereunder.

Any married person comprising Borrower pledges his or her marital community properties in satisfaction hereof.

13.  Waivers.  Borrower hereby waives presentment, demand of payment,
notice of dishonor, protest, and notice of nonpayment, and any and
all other notices and demands whatsoever.   No covenant, condition,
right or remedy in this Note may be waived or modified orally, by course I of conduct or previous acceptance or otherwise unless such waiver or modification is specifically agreed to in writing executed by the Lender.

14. Construction. This Note shall be governed by and construed in accordance with the laws of the State of Oregon, and all sums referred to herein shall be calculated by reference to and payable in the lawful currency of the United States. This Note and all Related Documents executed in connection with this Note have been reviewed and negotiated by Borrower, Lender and any guarantors at arms' length with the benefit of or opportunity to seek the assistance of legal counsel and shall not be construed against either party. The titles and captions in this Note are inserted for convenience only and in no way define, limit, extend, or modify the scope or intent of this Note. In any case where Lender is permitted to act in its "sole discretion," "sole option" or the like, Lender shall be entitled to exercise unfettered discretion and may act without application of principles of law, if any, requiring good faith or fair dealing or reasonableness in exercising Lender's options .

15.     Partial Invalidity  If any section or provision of this
Note is declared invalid or unenforceable by any court of competent Jurisdiction, said determination shall not affect the validity or enforceability of the remaining terms hereof. No such determination in one jurisdiction shall affect any provision of this Note to the extent it is otherwise enforceable under the laws of any other applicable jurisdiction.

16.    Addresses   . All notices, requests, demands, directions
and other communications required under this Note shall be in writing (including telegraphic communication) and mailed by United States mail or facsimiled or delivered by overnight courier or by hand to the applicable party at the addresses indicated below:

if to Borrower:

Sharps International Limited Partnership
4056 South Madelia
Spokane, Washington 99203

if to Lender:

RICHARD S. HUSON

121 S.W. Morrison, Suite 1400
Portland, Oregon 97204

or, as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 16. All such notices, requests, demands, directions and other communications so mailed or telecopied or delivered shall be effective when received if sent by mail, when delivered if delivered by courier or by hand, or when transmitted if sent by facsimile.

17. COUNTERPARTS - This Note, may be executed in one or more counterparts, all Of which shall together constitute one instrument.

BORROWER:

SHARPS INTERNATIONAL LIMITED
PARTNERSHIP, a Nevada limited partnership

By:
RANDY D. SINES
Managing General Partner
By:
CHERYL L. FORTE
Managing General Partner

EXHIBIT D

PARTNERSHIP PLEDGE AND SECURITY AGREEMENT


THIS PARTNERSHIP PLEDGE AND SECURITY AGREEMENT ("Partnership Pledge Agreement") is made and entered into as of January 15, 1996, by @Y
D. SINES and CHERYL L. FORTE ("Grantors"), in favor of Richard S.
HUSON ("Huson").


RECITALS


A. Huson has agreed to provide a loan to SHARPS INTERNATIONAL LIMITED PARTNERSHIP, a Nevada limited partnership ("Borrower") in the principal amount of $300,000.00 (the "Loan") as set forth in the Funding Agreement dated as of January 15, 1996 (the "Funding Agreement") among Grantors, Borrower and Huson. Grantors own partnership units in Borrower and have agreed to pledge some of their limited partnership units to secure the repayment of the Loan. Funding of the Loan is conditioned, among other things, upon Huson's receipt of this Partnership Pledge Agreement.

B. Each Grantor owns the partnership units and percentage interest (exclusive of options) designated next to such Grantor's name as follows:

                               General                  Limited       %
                              Partnership            Partnership  Ownership
Name                             Units                  Units      Interest

Randy D. Sines                     4                      139        29.36

Cheryl L. Forte                    4                      139        29.36

("Partnership Units"). Grantors deem it in Grantors' best interest to enter into this Partnership Pledge Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Grant of Security Interest. To secure the prompt and complete payment and performance of all of the Secured Obligations (as defined in Section 2 below), Grantors hereby pledge, assign and grant to Huson a continuing first priority lien upon and security interest in:

(a)   all of their right, title and interest in 55.5 limited
Partnership Units each, or a combined pledge of 111 limited
Partnership Units (the "Pledged Partnership Units), but none of the obligations with respect thereto; and

(b)  all Proceeds of the foregoing.

Subparagraphs (a) and (b)   above are hereinafter collectively
called the "Pledged Collateral."

The Pledged Collateral includes, to the extent of the Pledged Partnership Units, (1) any and all interest of each Grantor based upon or arising out of the partnership agreements associated with the specified partnership; (2) any and all right of each Grantor to receive a share of the profits or other compensation of such partnership and the right to a return of each Grantor's contribution to the partnership; and (3) any and all interest each Grantor has in the property of such partnership.

As used herein, the term "Proceeds" means all cash and non-cash proceeds of the Pledged Partnership Units, including all revenues, issues and profits arising from the sale or other disposition of the Pledged Partnership Units, and all cash or non-cash proceeds of any proceeds.

2. Secured Obligations. As used in this Partnership Pledge Agreement, the teem "Secured Obligations" includes (a) each agreement and liability of Grantors herein and in the Funding Agreement and; (b) Borrower's indebtedness to Huson evidenced by a Promissory Note dated January 15, 1996 in the amount of the Loan (the "Note"). Grantors agree that this is a continuing security interest and shall remain in full force and effect unless terminated by a written agreement executed by Huson, or so long as there may be Secured Obligations from time to time outstanding pursuant to the Note or the Funding Agreement.

3. Representations, Warranties and Covenants. Grantors jointly and severally represent, warrant and covenant to Huson that:

(a) Attached hereto as Exhibit A is a true, correct and complete copy of the partnership agreement establishing Borrower, including all modifications and supplements thereto and restatements thereof, current as of the date of this Partnership Pledge Agreement (the "Partnership Agreement");

(b) To the best of Grantors' knowledge the Partnership Agreement is valid, binding and in full force and effect. Except as otherwise permitted or contemplated in the Funding Agreement, Grantors agree, so long as any portion of the Loan shall remain outstanding not to terminate, rescind, cancel or modify in any material respect the Partnership Agreement without Huson's permission except as necessary as Managing General Partners to effectuate the transactions contemplated by this Pledge Agreement and the Funding Agreement;

(c) This Partnership Pledge Agreement has been duly authorized, executed and delivered by Grantors and, to the best of Grantors' knowledge, constitutes a legal, valid and binding obligation of Grantors enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by the application of general principles of equity;

(d) Except as contained in the Partnership Agreement, no consent, approval, authorization or other order of any person and, to the best of Grantors' knowledge, no consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required to be made or obtained by Grantors either (i) for the pledge of the Pledged Collateral pursuant to this Partnership Pledge Agreement or for the execution, delivery or performance of this Partnership Pledge Agreement by Grantors, or (ii) for the exercise by Huson of the voting or other rights provided for in this Partnership Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Partnership Pledge Agreement, except as may be required in connection with any disposition of the Pledged Collateral by laws relating to the offering and sale of securities generally;

(e) Except for the security interest granted to Huson pursuant to this Partnership Pledge Agreement, Grantors are, on the date hereof, the sole record and beneficial owners of the Pledged
Collateral, having good title thereto, free and clear of any lien, pledge, mortgage, claim, charge, security interest or other encumbrance ("Liens");

(f) Grantors have the right and requisite authority to pledge, assign, transfer and deliver the Pledged Collateral to Huson as provided herein except that the acquisition of the title to the Pledged Partnership Units by Huson could be contrary to certain provisions of the Partnership Agreement, such as provisions restricting the transfer of more than 50% of all Units within the Partnership during any 12-month period; and

(g) This Partnership Pledge Agreement will create a valid, perfected and enforceable first priority lien on and security interest in the Pledged Collateral and the Proceeds thereof securing the Secured Obligations.

The representations and warranties set forth in this Section 3 shall survive the execution and delivery of this Partnership Pledge Agreement.

4. Covenants. Grantors covenant and agree with Huson that from and after the date of this Partnership Pledge Agreement and until the Termination Date (as defined in Section 10):

(a) Further Assurances and Documentation. Grantors will reasonably cooperate with Huson and, at any time and from time to time, upon the written request of Huson, and will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Huson may reasonably deem desirable to obtain the full benefits of this Partnership Pledge Agreement, of the rights and powers herein granted and of the liens granted to Huson hereunder.

(b) Limitation on Disposition of Pledged Collateral. Grantors may not sell, transfer, lease, license or other-wise dispose of any of the Pledged Collateral unless
   (1) such sale or other disposition is to an independent third party for cash and for fair value, and (ii) the net cash proceeds to Grantors are simultaneously delivered to Huson for application to the repayment of the Secured Obligations.

(c) Notices. Grantors will advise Huson promptly, in reasonable detail, (i) of any Lien asserted or claim made against any of the Pledged Collateral or the assets or properties of Borrower, (ii) of any material change in the composition of the assets and properties of Borrower, and (iii) of the occurrence of any other event that would have a material adverse effect on the aggregate value, enforceability-, priority or collectibility of the assets and properties of Borrower or on the security interests created hereunder.

(d) Right of Inspection. Huson shall at all times have full and free access during normal business hours to all the books, correspondence and records of Borrower, and Huson or its representatives may examine the same, take extracts therefrom and make photocopies thereof, and Grantors agree to render to Huson, such clerical and other assistance as may be reasonably requested with regard thereto. Huson agrees to maintain the confidentiality of any information of a proprietary nature made available to it.

5.   Huson's Appointment as Attorney-in-Fact.

(a) Effective in the event a Default shall have occurred and be continuing, Grantors hereby irrevocably constitute and appoint Huson and any officer or agent thereof, with full power of substitution, as their true and lawful attorney-in-fact with full, irrevocable power and authority in the place and stead of Grantors and in the name of Grantors or in their own names, from time to time in Huson's reasonable discretion after Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Partnership Pledge Agreement. Without limiting the generality of foregoing, if any Default shall have occurred and be continuing, Huson shall have the right and power to receive, endorse and collect all checks made payable to the order of Grantors representing any distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

Grantors hereby ratify all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until the Secured Obligations have been fully and indefeasibly paid.

(b) The powers conferred on Huson in this Partnership Pledge Agreement are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon Huson to exercise any such powers. Huson shall be accountable only for amounts that he actually receives as a result of the exercise of such powers and neither Huson nor any of his employees or agents shall be responsible to Grantors for any act or failure to act, except for Huson's own negligence or willful misconduct and except for the negligence or willful misconduct of Huson's employees and agents.

(c) In the event a Default shall have occurred and be continuing, Grantors also authorize Huson, at any time and from time to time, to execute, in connection with the sale of the Pledged Collateral provided for in Section 7 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Pledged Collateral.

6.   Certain Rights of Grantors and Huson.

(a) So long as a Default shall not have occurred and be continuing, Grantors shall be entitled, to the extent not inconsistent with this Partnership Pledge Agreement, (i) to exercise the voting power with respect to the Pledged Collateral, and for that purpose Huson shall execute or cause to be executed from time to time, at the expense of Grantors, such proxies or other instruments in favor of Grantors, or their nominees, in such form and for such purposes shall be reasonably required by Grantors and as shall be specified in a written request therefor, to enable Grantors to exercise such voting power with respect to the Pledged Collateral, and (ii) to receive and retain for its own account any and all cash dividends at any time from time to time declared or paid upon any of the Pledged Collateral.

(b) If a Default shall have occurred and be continuing, (i) Huson shall have the right to receive any and all cash dividends or cash dividends or other Proceeds in respect of the Pledged Collateral and, upon notice to Grantors, to apply such payments.

Proceeds to the payment of the Secured Obligations, and (ii) Huson or its nominee may exercise all voting, corporate and other rights pertaining to the Pledged Collateral at any meeting of the shareholders of Borrower or otherwise.

7.  Default and Remedies.

(a) Default. Grantors agree that time is of the essence and the occurrence of any of the following shall constitute a default
("Default"):

I) If Borrower fails to pay (a) any installment of interest on the Note when due, or (b) any payment of Note principal precisely when due.

ii) If any representation or warranty contained in this Partnership Pledge Agreement or in the Funding Agreement, or made in writing in connection with the transactions contemplated by this Partnership Pledge Agreement or in the Purchase Agreement shall be knowingly false in any material respect on the date made, or

iii) If Grantors fail to perform any covenant or observe any condition contained in this Partnership Pledge Agreement or the Purchase Agreement;

or

iv) If Borrower admits in writing its inability to pay its debts generally as they come due, or at any time is generally not paying its debts as such debts become due, or has filed any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or

v) If an involuntary petition has been filed under any bankruptcy or insolvency statute against Grantors or Borrower, or a custodian, receiver or trustee has been appointed to take possession of other assets of Grantors or Borrower, unless such petition or appointment is or has been set aside or withdrawn or ceases or has ceased to be in effect within 60 days from the date of said filing or appointment; or

vi) If there is filed in good faith by or against Borrower a petition seeking the liquidation or dissolution of Borrower or the commencement of any other procedure to liquidate or dissolve Borrower, or there occurs any event, condition or circumstance which causes the liquidation or dissolution of Borrower; or

vii) If Grantors or Borrower conceal, remove, or permit to be concealed or removed, any part of their property, with intent to hinder, delay or defraud their creditors or any of them, or make or suffer a transfer of any of their property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or makes any transfer of their property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or suffer or pen-nit while insolvent, any creditor to obtain a lien upon any of their property through legal proceedings which is not vacated within 60 days from the date thereof; or

viii) If Grantors or Borrower make a general assignment of the assets of Grantors or Borrower for the benefit of Grantors' or Borrower's creditors; or

ix) If there is any sequestration or attachment of, or any levy or execution upon any Pledged Collateral provided by Grantors under this Partnership Pledge Agreement or the Purchase Agreement; any Loan proceeds; or a substantial portion of the other assets of Grantors, which is not released, expunged or dismissed prior to the earlier of ten (10) days after such sequestration. attachment or execution, or the sale of such assets; or

x) If any governmental authority has taken or instituted legal action against Borrower which is reasonably likely to materially adversely affect Borrower's financial condition, operations or ability to repay the Loan, and Borrower has not remedied or provided for such situation to Huson's reasonable satisfaction within 30 days of Huson's written notice to Borrower of Huson's opinion; or

(b) Acceleration. Upon the occurrence of a Default and subject to subsection (c) and any other right expressly granted by Huson in writing to cure any Default to the extent applicable, (I) the entire principal balance of the Loan, together with all accrued. unpaid interest and other amounts owing in connection with the Loan shall, at the option of Huson, become immediately due and payable, and (ii) Huson shall be immediately entitled to enforce the collection of all outstanding secured obligations under the Note and Purchase Agreement and to pursue any other remedy or remedies herein or in the Note or Purchase Agreement.

(c) Notice and Cure Periods. Except as otherwise stated below in subsection (d), upon the occurrence of a Default, Huson shall not accelerate the Loan or pursue its other rights and remedies unless it first gives Grantors written notice of such Default in the manner prescribed for notices in this Partnership Pledge Agreement and such Default is not fully cured within the following periods:

I) three (3) days after such notice is given in the event of any failure to make a monetary payment;

ii) fifteen (15) days after such notice is given in the event of nonmonetary Defaults not subject to other provisions of this Section, provided (a) within five (5) days after such notice is given, Grantors commence their cure and submit to Huson in writing their plan to cure; and (b) the cure is continuously pursued by Grantors with due diligence. If such Default is not reasonably capable of being cured within fifteen (15) days, Grantors shall have such additional time as is reasonably necessary to complete the cure, but in no event more than thirty (30) days after the notice of Default is given; or

iii) sixty (60) days after the filing of any involuntary petition in bankruptcy against or for the appointment of a receiver for Grantors (except for petitions filed by Huson), with the dismissal of such petitions by the court within such period being deemed to cure such Default.

(d) Exception to Notice and Cure Periods, Notwithstanding the above provisions, the notice and cure periods provided for in this Section shall not apply in the following circumstances

I) any Default of the type described in subsection (a)(ii), if but only if, as a result of such Default, the value of all or a substantial portion of the Pledged Collateral, or Huson's security interest in that Pledged Collateral, is materially impaired; or

ii) if Grantors transfer or encumber all or any portion of their interest in the Pledged Collateral without obtaining any required consent of Huson or as expressly permitted by this Partnership
Pledge Agreement; or

iii) in any circumstance when a delay in effecting a cure is, in the reasonable judgment of Huson, likely to result in any Pledged Collateral being damaged, becoming uninsured or rendered unavailable to Huson or the value thereof being materially and adversely affected, or Huson's ability to recover its outstanding balance from Borrower being materially affected; or

iv)  more than twice or

v)any Default of the same type or nature which occurs any filing of a voluntary petition in bankruptcy by Grantors, or for the appointment of a receiver or trustee of all or a portion of Grantors' property; or

vi) any assignment for the benefit of creditors, fraudulent conveyance, or other plan or action instituted by Grantors in an attempt to avoid the satisfaction of any lawful indebtedness.

Nothing in this Section is to be construed as extending the term of the Loan or the date upon which a Default occurs, and no decision to forego any remedy for any given Default shall be deemed a waiver on the part of Huson of any right relating to any other Default.
No failure to give any notice of any Default shall constitute a waiver of such Default or any remedy which may be available in connection therewith. The cure periods set forth in this Section shall be narrowly construed, and shall not impair the exercise of any remedy not referred to above immediately upon Default, including, without limitation, the seeking of any mandatory or prohibitive injunction or restraining order.

(e) Retention of Collateral. If any Default has occurred and is continuing then Huson, after any applicable cure period provided for in subsection (c) above has lapsed. but other-wise immediately, shall retain the Pledged Collateral in accordance with ORS 79 ' 5050(2) (the "Retention Remedy") to the extent Grantors or any third par-ties do not object to his exercise of the Retention Remedy. Grantors hereby waive, to the fullest extent permitted by applicable law, their rights to object to Huson's exercise of the Retention Remedy.

(f) General Remedies Provision. If, notwithstanding Section 7(e), Huson is required to foreclose or exercise remedies other than the Retention Remedy, then Huson may proceed to enforce his rights under Sections 7(g)-(I), 8 and 9 of this Partnership Pledge Agreement and the Note and Funding Agreement by exercising such other remedies as are available under applicable law, either by nonjudicial self-help, or by suit in equity or action at law, including specific performance of any covenant contained in this Partnership Pledge Agreement. Among other such remedies, or prior to or in conjunction with his exercise of the Retention Remedy, if Grantors fail to pay any sum that they are required to pay to third party, fail to perform the other covenants and agreements contained in this Partnership Pledge Agreement or the Note and Purchase Agreement, or if any action or proceeding is commenced which affects the Pledged Collateral or title thereto or the interest of Huson therein, including, but not limited to, eminent domain, insolvency, or arrangements or proceedings involving a bankrupt or decedent, then Huson, at Huson's option may pay such sums, per-form such acts, make such appearances, and take such action as is reasonably necessary to protect Huson's interest, including, but not limited to, disbursement of attorneys' fees.

(g) Sale of Collateral-, Exercise of Voting- Rights, etc. If a Default shall have occurred and be continuing, in addition to the rights and remedies provided in Section 7(f), if applicable, Huson may, at its option, immediately do any or all of the following, except as otherwise provided in the Partnership Agreement, and subject to the provisions of Section 20 below:

(I) Cause the Pledged Partnership Units to be registered in its name or in the name of its nominee;

(ii) Exercise all voting powers pertaining to such securities and otherwise act with respect thereto as though Huson were the outright owner thereof (Grantors hereby irrevocably constituting and appointing Huson their proxy and attorney-in-fact with full power of substitution so to do);

(iii) Receive all distributions of any kind whatsoever on all or any of such securities;

(iv) Exercise any and all rights of collection, conversion or exchange, and any and all other rights. privileges, options or powers of Grantors pertaining or relating to such securities (Grantors hereby irrevocably constituting and appointing Huson their proxy and attorney-in-fact with fall power of substitution so to do),

(v) Sell, assign and deliver the whole, or from time to time, any part of such securities at any broker's board or at any private sale or at public auction provided such sale is conducted in a commercially reasonable manner; and

(vi) Exercise any other remedy specifically granted under this Partnership Pledge Agreement or now or hereafter existing in equity, at law, by virtue of statute or otherwise.

(h) For the purposes of Section 7(g), an agreement to sell all or any part of the Pledged Collateral shall be treated as a sale thereof and Huson shall be free to carry out such sale pursuant to such agreement, and except as otherwise provided herein including in Section 20 below, Grantors shall not be entitled to the return of any of the same subject thereto, notwithstanding that after Huson shall have entered into such an agreement, all Defaults may have been remedied or all obligations under the Note may have been paid and performed in full.

(I) At any sale made pursuant to this Section 7(g), Huson may bid for and purchase (free from any right or equity of redemption on the part of Grantors, and except as other-wise provided in Section 20 below), any part of or all securities included in the Pledged Collateral that are offered for sale and may make payment on account thereof by using any claim then due and payable to Huson or Grantors as a credit against the purchase price, and Huson may, upon compliance with the terms of sale, hold, return and dispose of such securities without further accountability therefor except as otherwise provided in the Partnership Agreement and this Agreement. Huson shall not have any duty to exercise any of the rights, privileges, options or powers or to sell or otherwise realize upon any of such securities, as herein authorized, and Huson shall not be responsible for any failure to do so or delay in so doing.

0) Except as otherwise provided herein, including in Section 20 below, any sale of, or the grant of options to purchase, or any other realization upon, all or any portion of such securities, under Section 7(f) shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of Grantor in and to such securities so sold, optioned or realized upon, or any part thereof, from, through and under Grantors.

(k) Grantors recognize that Huson may be unable to effect a public sale of all or a part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933 as amended (the "Act"), or that Huson may be able to do so only after delay which might adversely affect the value that might be realized upon the sale of the Pledged Collateral. Accordingly, except as otherwise provided in the Partnership Agreement, Grantors agree that Huson may, without the necessity of attempting to cause any registration of the Pledged Collateral to be effected under the Act, sell the Pledged Collateral or any part thereof in one or more private sales to a restricted group of purchasers who may be required to agree, among other things, that they are acquiring the Pledged Collateral for their own account for investment and not with a view to the distribution or resale thereof. Grantors agree that any such private sale may be at prices or on terms less favorable to the owner of the Pledged Collateral than would be the case if they were sold at public sale, but that any such private sale shall otherwise be conducted in a commercially reasonable manner.

(1) If Section 7(f)-(k) are applicable, then each and every right, remedy and power granted to Huson thereunder shall be cumulative and in addition to any other right, remedy or power specifically granted herein or in any other related document, or now or hereafter existing in equity, at law, by virtue of statute or otherwise and may be exercised by Huson, from time to time, concurrently or independently and as often and in such order as Huson may deem expedient.

8.   Non-Interference with Remedies; Specific Performance.

(a) Grantors agree that they will not unreasonably interfere with any right, power and remedy of Huson provided for in this Partnership Pledge Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise by Huson of any one or more of such rights, powers or remedies. The preceding sentence shall not constitute a waiver of Grantors' rights herein, including under Section 20 below.

(b) Grantors agree that a breach of any of the agreements or covenants contained in this Partnership Pledge Agreement may cause irreparable injury to Huson, that Huson has no adequate remedy at law in respect of such breach and, as a consequence. agree that each and every agreement and covenant contained in this Partnership Pledge Agreement shall be specifically enforceable against Grantors.

9. Application of Proceeds. If the Retention Remedy cannot be exercised and Sections 7(g)-(i) are applicable, Grantors agree that all cash proceeds received by Huson in respect of any sale of, liquidation of, or other realization upon all or any part of the Pledged Collateral shall be applied by Huson as follows:

(a) First, to the payment of all reasonable costs and expenses (including the reasonable fees, disbursements and other charges of attorneys) paid or incurred by Huson in enforcing Huson's security interest in the Pledged Collateral, whether by sale or otherwise, or otherwise enforcing Huson's rights hereunder;

(b) Next, to the payment in full of the Secured Obligations then due and owing-, and (c) Finally, after payment in full of all Secured Obligations then due and owing, to the payment to Grantors, or their successors or assigns, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. of any surplus then remaining.

10. Termination of Agreement. Upon payment and performance in full of all Secured Obligations (the "Termination Date"), this
Partnership Pledge Agreement shall terminate and Huson shall promptly release all of his right, title and interest in and to the Pledged Collateral.

11. Unconditional Obligations. The obligations of Grantors under this Partnership Pledge Agreement shall be absolute and unconditional, and shall remain in full force and effect without regard to, and shall not be released or discharged or in any way affected by:

(a) Any exercise or non-exercise of any right, remedy or privilege under or in respect of this Partnership Pledge Agreement or the Note or Funding Agreement, or the granting of any postponements or extensions for time of payment or other indulgences to Grantors, Borrower, or any other person, or the settlement or adjustment of any claim or the release or discharge or substitution of Grantors or any person which may be or become primarily or secondarily liable with respect to the Note; and

(b) Any assumption by any person of the obligations of Borrower under the Note or Funding Agreement, or any assignment by Huson referred to in Section 12(b).

12. Successors, Assignments. This Partnership Pledge Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns.

13. Amendments. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Partnership Pledge Agreement, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

14. Perfection of Security Interest. Upon execution of this Partnership Pledge Agreement Grantors agree to execute and deliver to Huson UCC financing statements describing the Pledged Partnership Units and all certificates, if any, evidencing the Pledged Partnership Units. Grantors further agree that in the future they will, at any time upon the reasonable request of Huson, execute and deliver such further documents within ten (10) days and do such further acts and things as Huson may reasonably request in order to fully effect the purpose of this Partnership Pledge Agreement.

15. Notices. All notices, requests, demands, directions and other communications required under this Note shall be in writing (including telegraphic communication) and mailed by United States mail or facsimile or delivered by overnight courier or by hand to the applicable party at the addresses indicated below:

if to Grantors:

Randy D. Sines
4056 South Madelia
Spokane, Washington 99203

CHERYL L. FORTE
315 Francisco Street
Henderson, Nevada 89014


if to Huson:

RICHARD S. HUSON
121 SW Morrison, Suite 1400
Portland, OR 97204

or, as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 16. All such notices, requests, demands, directions and other communications so mailed or telecopied or delivered shall be effective when received if sent by mail, when delivered if delivered by courier or by hand, or when transmitted if sent by facsimile.

16. Severability of Provisions. Any provision of this Partnership Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

17. Attorneys' Fees; Costs. In the event litigation is initiated to enforce any remedy contained in this Partnership Pledge Agreement, then the prevailing party in that litigation shall be entitled to recover its reasonable costs, charges, expenses and attorneys' fees incurred in that litigation from the nonprevailing party.

Litigation shall include any action at law or in equity, the appeal of any trial court decision, any arbitration proceeding, any action contesting or seeking to restrain, enjoin, stay or postpone the exercise of any remedy and any bankruptcy, probate or other proceeding involving Grantor including but not limited to the following actions and proceedings in bankruptcy: (a) filing an involuntary bankruptcy petition; (b) seeking dismissal, abstention or conversion of a bankruptcy proceeding; (c) challenging venue of a bankruptcy proceeding; (d) filing and defending a proof of claim;
(e) opposing or conditioning the debtor's right to operate its business; (f) serving on a creditors' committee; (g) seeking appointment of a trustee, examiner or disbursing agent; (h) proposing, challenging or seeking modification of a plan of reorganization; (i) seeking relief from stay and/or adequate protection; 0) opposing the debtor's use of cash collateral or obtaining credit; and (k) opposing discharge.

For the purpose of this Partnership Pledge Agreement, the terms "attorney fees" and "costs" shall include the reasonable fees and expenses of counsel, which may include reporting (for depositions), printing, copying, duplicating and other expenses, air freight and facsimile transmission charges, and fees billed for law clerks, paralegals, production assistants, expert witnesses and others not admitted to the bar but performing services under the supervision of any attorney. Such costs, expenses and fees shall be due and payable upon demand and shall bear interest from the date of such demand to and including the date of collection at the highest rate of interest stated in the Loan Agreement (including any Default
Rate).

18. Governing Law. This Partnership Pledge Agreement shall be governed by. and construed in accordance with, the laws of the State of Oregon (excluding the laws applicable to conflicts or choice of law).

19. Legal Representation. Each party to this Agreement has been advised to obtain independent legal counsel prior to executing this Agreement and has had a full and fair opportunity to do so and either obtained such representation or voluntarily declined to do so. Each party acknowledges that Douglas J. Brajcich, P.C. is the attorney only for Randy D. Sines individually and that Ater Wynne Hewitt Dodson & Skerritt are the attorneys only for Richard S. Huson.

20. Option to Repurchase Partnership Units. Notwithstanding any other provision of this Partnership Pledge Agreement to the contrary, if any person or entity should at any time acquire ownership of any of the Pledged Partnership Units, then Grantors shall have an option to purchase up to 50% of the Pledged Partnership Units acquired by Huson ("Eligible Re-Purchase Units") on the following terms and conditions (the "repurchase Option"):
(a) The Re-Purchase Option cannot be exercised until the second anniversary of the date on which Huson becomes the owner of any or all of the Pledged Partnership Units and can only be exercised until the fifth anniversary of such date.

(b) The purchase price payable by Grantors shall be $5,357 per Eligible Re-Purchase Unit, for a maximum purchase price of approximately $300,000 if Huson acquires ownership of all of the Pledged Partnership Units and Grantors elect to repurchase 50% of such Units.

(c) To exercise the Re-Purchase Option, Grantors shall give written notice to Huson of their election to exercise the Re-Purchase Option. The notice shall specify the number of Eligible Re-Purchase Units which Grantors elect to purchase. The sale and purchase of the Eligible Re-Purchase Units which Grantors elect to purchase shall be closed within 30 days after Grantors' notice of exercise. On the closing date for such purchase. Grantors shall deliver the entire purchase price for the Eligible Re-Purchase Units to Huson in cash.

21. Assignment of Loan and Note. Notwithstanding any other provisions of this Agreement, pursuant to Section 2 of the Funding Agreement, if Huson should at any time acquire any of the Pledged Partnership Units then Huson shall immediately assign and endorse the Loan and Note to Grantors, who shall have unconditional right, title and interest in the Loan and Note in the principal amount of $300,000, without recourse to Huson. The foregoing shall be in addition to any rights of subrogation which Grantors may have under applicable law.

22. Substitution of Shares. Pursuant to Section 5 of the Funding Agreement, the parties intend that, as part of the Reorganization, shares of Casinovations, Inc. common stock shall be substituted for the Pledged Partnership Units, at which time this Partnership Pledge Agreement shall be appropriately amended and restated as a Stock Pledge Agreement.

23. Securities Laws. The Partnership Units pledged herein have been issued pursuant to the Partnership Agreement and have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the securities acts of Washington, Oregon, Nevada, or under any other state securities laws. The sale or other disposition of the Units is restricted, as stated in the Partnership Agreement. By acquiring any Unit represented by the Partnership Agreement, the acquiring party represents that such party has acquired the Units for investment and that such party will not sell or otherwise dispose of the Units without registration or other compliance with the aforesaid acts and the rules and regulations thereunder. Huson acknowledges he has read the Partnership Agreement and agrees to remain bound by its terms and conditions.

24. Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, Grantors have caused this Partnership Pledge
Agreement to be executed as of the date first above written.

Grantors:

RANDY D. SINES



CHERYL L. FORTE


ACKNOWLEDGED By HUSON:


RICHARD S. HUSON

EXHIBIT E-1


CONSENT OF SPOUSE

I, IRENE C. SINES, spouse of RANDY D. SINES, acknowledge that I have read the Partnership Pledge and Security Agreement and the Funding Agreement, each dated as of January 15, 1996, (the "Pledge Agreement" and the "Funding Agreement") and that I know their contents. I am aware that by the provisions of the Pledge Agreement, my spouse has pledged a portion of his partnership interests in SHARPS INTERNATIONAL LIMITED PARTNERSHIP, a Nevada limited partnership (the "Partnership"), to Richard S. Huson to guarantee repayment of a loan by Richard S. Huson to the Partnership. Under the terms of the Funding Agreement, Richard S. Huson is purchasing certain Partnership Units owned by my spouse and has the option to purchase certain additional Partnership Units owned by my spouse.

I hereby consent to all of the transactions described in the Funding Agreement and the Pledge Agreement and agree that my interest, if any, in the Partnership Units subject to the Pledge Agreement and Funding Agreement, shall be irrevocably bound by such Agreements and further understand and agree that any community property interest I may have in the Partnership Units shall be similarly bound by such Agreements. I further consent to the reorganization of the Partnership as described in the Funding Agreement and agree that any interest I may hereafter acquire in shares of stock of a company to be known as Casinovations, Inc. shall be subject to the terms of the Funding Agreement and the Pledge Agreement.

I am aware that the legal, financial and related matters contained in such Agreements are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing such Agreements carefully that I will waive such right.


DATED the _ day of February, 1996.


IRENE C. SINES
SPOUSE OF RANDY D. SINES

EXHIBIT E-2


CONSENT OF SPOUSE


I, STEVEN L. FORTE, spouse of CHERYL L. FORTE, acknowledge that I have read the Partnership Pledge and Security Agreement and the Funding Agreement, each dated as of January 15, 1996, (the "Pledge Agreement" and the "Funding Agreement") and that I know their contents. I am aware that by the provisions of the Pledge Agreement, my spouse has pledged a portion of her partnership interests in SHARPS INTERNATIONAL Limited PARTNERSHIP, a Nevada limited partnership (the "Partnership"), to Richard S. Huson to guarantee repayment of a loan by Richard S. Huson to the Partnership. Under the terms of the Funding Agreement, Richard S. Huson is purchasing certain Partnership Units owned by my spouse and has the option to purchase certain additional Partnership Units owned by my spouse.

I hereby consent to all of the transactions described in the Funding Agreement and the Pledge Agreement and agree that my interest, if any, in the Partnership Units subject to the Pledge Agreement and Funding Agreement, shall be irrevocably bound by such Agreements and further understand and agree that any community property interest I may have in the Partnership Units shall be similarly bound by such Agreements. I further consent to the reorganization of the Partnership as described in the Funding Agreement and agree that any interest I may hereafter acquire in shares of stock of a company to be known as Casinovations, Inc. shall be subject to the terms of the Funding Agreement and the Pledge Agreement.

I am aware that the legal, financial and related matters contained in such Agreements are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing such Agreements carefully that I will waive such right.


DATED the     day of February, 1996.


STEVEN L. FORTE
SPOUSE OF CHERYL L. FORTE

EXHIBIT F

PROMISSORY NOTE


$202,500.00
Portland, Oregon
             1996
-------------

1.   Promise to Pay. FOR VALUE RECEIVED, the undersigned, RICHARD
S. HUSON ("Maker"), does hereby promise to pay to the order of RANDY D. SINES and CHERYL L. FORTE ("Holders"), at 4056 South Madelia, Spokane, Washington 99203, or at such other place as Holders may from time to time designate in writing, the principal sum of Two HUNDRED Two THOUSAND FIVE HUNDRED AND No/100 DOLLARS ($202,500-00), together with all interest thereon and other sums herein referred to.

2. Interest and Payment Terms. The unpaid principal hereof shall bear interest from the date of this Note until default at the rate of nine and one-half percent (9.5%) per annum.

This Note shall be paid in four (4) equal quarterly installments of principal, together with all accrued interest on the date of each such payment. The first quarterly payment shall be due
, 19-, and subsequent quarterly payments shall be due on the same
day every three months thereafter until -    19-, when the
remaining principal balance and all accrued unpaid interest shall be due and payable.

3 Calculation of Interest and Application of Payments. Interest shall be calculated on a 365 or 366-day year, as applicable, based on actual days elapsed. Each installment hereunder shall be first applied to the payment of costs and expenses for which Maker is liable hereunder, next to the payment of accrued interest, and lastly to the reduction of principal. This Note shall continue to bear interest at the Note rate (or at the Default Rate. as hereinafter defined, if and so long as any default exists hereunder) until and including the date of collection, and all payments hereunder shall be calculated by and shall be payable in the lawful money of the United States which shall be legal tender for public and private debts at the time of payment.

4. Prepayment. Maker shall have the right at any time to prepay the whole or any part of this Note without prepayment premium or fee.

5. Default Rate. If and so long as any default exists under this Note, the interest rate on this Note, and on any judgment obtained for the collection of this Note, shall be increased from the date the default is declared to a rate (the "Default Rate") equal to five percent (5 %) per annum in excess of the Note rate. Maker acknowledges that the imposition of the Default Rate will result in the then effective interest rate in this Note being increased from
9.5 % per annum to 14.5 % per annum.

6. Costs of Collection. Maker promises to pay all costs, expenses and attorneys' fees incurred by Holders in the exercise of any remedy (with or without litigation), in any proceeding for the collection of the debt, or the realization upon any security securing this Note, in protecting or sustaining the lien or priority of said security, or in any litigation or controversy arising from or connected with this Note, including any bankruptcy, receivership, injunction or other proceeding, or any appeal from or petition for review of any of the foregoing, in which Holders prevail. If a judgment is obtained thereon which includes an award of attorneys' fees, such attorneys' fees, costs and expenses shall be in such amount as the court shall deem reasonable. All collection costs, expenses and attorneys' fees are payable on demand, shall bear interest at the Default Rate from the date of demand to and including the date of payment to Holders.

7.   Defaults; Acceleration Time is of the essence of this Note.
The occurrence of any of the following shall, without notice, demand or opportunity to cure, constitute an event of default under this Note:

(a) Failure of Maker to make any payment required to be paid by Maker under this Note in strict accordance with the terms thereof;

(b) Failure of Maker to perform any other covenant, agreement or other obligation contained in this Note;

(c) Any warranty, representation, or statement made or furnished to Holders by or on behalf of Maker proving to be or having been false in any material respect when made or furnished;

(d) If any assignment by Maker for the benefit of creditors shall be made; or

(e) If Maker shall voluntarily file a petition under the Federal Bankruptcy Act, as such Act may from time to time be amended, or under any similar or successor Federal statute relating to bankruptcy, insolvency arrangements or reorganizations, or under any state bankruptcy or insolvency act, or file an answer in an involuntary proceeding admitting insolvency or inability to pay debts, or if Maker shall fail to obtain a vacation or stay of involuntary proceedings brought for the reorganization, dissolution or liquidation of Maker or if Maker shall be adjudged a bankrupt, or upon dissolution, business failure or discontinuance of Maker as a going business (except for labor disputes), or if a trustee or receiver shall be appointed for Maker, or Maker's property, or if the partnership interests of Maker shall become subject to the Jurisdiction of a Federal bankruptcy court, or similar state court, or if Maker shall make an assignment for the benefit of creditors, or if there is an attachment, execution or other judicial seizure of any portion of Maker's assets and such seizure is not discharged within ten (10) days;

then, upon the occurrence of any such event of default, after expiration of any applicable notice and cure period, the entire principal sum, with accrued interest thereon due under this Note, shall, at the option of Holders, become due and payable forthwith, without further notice. No failure to exercise such option shall be deemed a waiver on the part of Holders of any right accruing thereafter.

8. Maker's Right to Cure. Upon an event of default, except as otherwise provided below, Holders shall not accelerate this debt, make any payments for which Maker is primarily liable, or foreclose upon or attach any assets of Maker unless it first gives Maker written notice of such default at Maker's address and in the manner described for notices described in Section 14 below and unless such default is not fully cured within the following periods:

(a) three (3) days after such notice is given in the event of any failure to make a monetary payment to any person-,

(b) fifteen (15) days after such notice is given in the event of non-monetary defaults not subject to other provisions of this Section, provided (a) within five (5) days after such notice is given, Maker commences its cure and submits to Holders in writing its plan to cure; and (ii) the cure is continuously pursued by Maker with due diligence. If in Holders' sole judgment such default is not reasonably capable of being cured within fifteen
(15) days, Maker shall have such additional time as is reasonably necessary to complete the cure, but in no event more than thirty
(30) days after the notice of default is given; or

(c) sixty (60) days after the filing of any involuntary petition in bankruptcy against or for the appointment of a receiver for Maker (except for petitions filed by Holders), with the dismissal of such petitions by the court within such period being deemed to cure such default.

Notwithstanding the above provisions, the notice and cure period provided for in this Section shall not apply:

if a petition shall be filed by Maker under the Federal
Bankruptcy Act, or Acts amendatory thereof or supplemental thereto, or under any statute either of the United States or any state in connection with insolvency or reorganization, or for the appointment of a receiver or trustee of all or a portion of Maker's property; or
(ii) if any assignment by Maker for the benefit of creditors shall be made.

The provisions of this Section shall apply to defaults under all documents executed as security for this Note, and unless expressly stated to the contrary in such documents any notice or cure period referred to therein shall be deemed to incorporate said provisions. If any of said documents are inconsistent with this Section, this section shall be controlling, unless said other document expressly provides otherwise. Where additional notice or cure periods are provided in this or any other such documents or are required by any other contract or by law, said periods and those contained in this section shall run concurrently. Nothing in this section shall be construed as extending the term of this Note or the date upon which a default occurs, and no decision to forego any remedy for any given default shall be deemed a waiver on the part of Holders of any right relating to any other default. No failure to give any notice of any default shall constitute a waiver of such default or any remedy which may be available in connection therewith. This section shall be strictly construed, and shall not impair the exercise of any remedy not referred to above immediately upon default, including, without limitation, the seeking of any mandatory or prohibitive injunction or restraining order or appointment of receiver.

9. Usury. Maker hereby represents that this loan is for commercial use and not for personal, family or household purposes. It is the specific intent of the Maker and Holders that this Note bear a lawful rate of interest, and if any court of competent jurisdiction should determine that the rate herein provided for exceeds that which is statutorily permitted for the type of transaction evidenced hereby, the interest rate shall be reduced to the highest rate permitted by applicable law, with any excess interest theretofore collected being applied against principal or, if such principal has been fully repaid, returned to Maker on demand.

10. Renewals. Maker, and all others who may become liable for all or any part of this obligation, consent to any number of renewals or extensions of the time of payment hereof and to the release of all or any part of the security for the payment hereof. Any such renewals, extensions or releases may be made without notice to any of said parties and without affecting their liability.

11. Waivers. Maker hereby waives presentment, demand of payment, notice of dishonor, protest, and notice of nonpayment, and any and all other notices and demands whatsoever. No covenant, condition, right or remedy in this Note may be waived or modified orally, by course of conduct or previous acceptance or otherwise unless such waiver or modification is specifically agreed to in writing executed by the Holders.

12. Construction. This Note shall be governed by and construed in accordance with the laws of the State of Oregon, and all sums referred to herein shall be calculated by reference to and payable in the lawful currency of the United States. This Note has been reviewed and negotiated by Maker and Holders at arms' length with the benefit of or opportunity to seek the assistance of legal counsel and shall not be construed against either party. The titles and captions in this Note are inserted for convenience only and in no way define, limit, extend, or modify the scope or intent of this Note. In any case where Holders is permitted to act in its "sole discretion," "sole options' or the like, Holders shall be entitled to exercise unfettered discretion and may act without application of principles of law, if any, requiring good faith or fair dealing or reasonableness in exercising Holder's options.

13. Partial Invalidity. If any section or provision of this Note is declared invalid or unenforceable by any court of competent jurisdiction, said determination shall not affect the validity or enforceability of the remaining terms hereof. No such determination in one Jurisdiction shall affect any provision of this Note to the extent it is otherwise enforceable under the laws of any other applicable Jurisdiction.

14. Addresses for Notices: Etc. All notices, requests, demands, directions and other communications required under this Note shall be in writing (including telegraphic communication) and mailed by United States mail or facsimile or delivered by overnight courier or by hand to the applicable party at the addresses indicated below:

if to Maker:

RICHARD S. HUSON
121 S.W. Morrison, Suite 1400
Portland, Oregon 97204

if to Holders:

RANDY D. Sines
4056 South Madelia
Spokane, Washington 99203

CHERYL L. FORTE
315 Francisco Street
Henderson, Nevada 89014

or, as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 14. All such notices, requests, demands, directions and other communications so mailed or telecopied or delivered shall be effective when received if sent by mail, when delivered if delivered by courier or by hand, or when transmitted if sent by facsimile.

Maker:



Richard S. Huson

EXHIBIT G

                                        General            Limited
                                     Partnership        Partnership
                                        Units               Units      %

1.  Dick Huson                                              147       30.18

2.  Cheryl Forte                           4                139       29.36

3.  Randy Sines                            4                139       29.36

4.  Norman Kelln                                             22        4.52

5.  Dave Krise                                               12        2.46

6.  Dave Sampson                                              6        1.23

7.  Stacy Haskins                                             3         .62

8.  Leonard Hale                                              3         .62

9.  Marty Petri                                               3         .62

10.  Mike Szeremeta                                           3         .62

11.  John Curran                                              2         .41



                                               4             479     %100.00










EXHIBIT H


The following persons have, or under certain circumstances, may have, options to purchase or otherwise acquire Units in Sharps or shares of Casinovations:


Name

David M. Goldsmith
John Carl Larson
Stacy L. Haskins
Jay Willoughby
C. Culver Smith
Donald Peterson
David E. Sampson
Jay King
Norman G. Kelln
Sines-Forte Partnership


              AMENDMENT
                 TO
           EMPLOYMENT AGREEMENT
       (Personal Service Agreement)
                 AND
         COVENANT NOT TO COMPETE

This is an Amendment to the Employment  Agreement and Covenant Not To
Compete
dated March 1, 1996 by and between CASINOVATIONS INCORPORATED, a
Washington
Corporation and RANDY D. SINES ("Employee").
	FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties amend the Agreement as follows:
	1.	The Employment Agreement and Covenant not to Compete dated
March 31, 1996 remains in full force and effect as originally agreed to
except as provided below.	The attached pages 1, 4, 5, 6, 8, 9, 10, 11, 14,
15 and Exhibit "A" are changes and replacements to the respective pages of the Employment Agreement and are incorporated into the original Agreement as part of the Agreement.

DATED this       day of June, 1996.
"CORPORATION"

CASINOVATIONS INCORPORATED
 a Washington Corporation
By:  Randy D. Sines, President

"EMPLOYEE"
By:  Randy D. Sines
